Exhibit 2.1

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT

by and between

PTC Therapeutics, Inc., as Buyer and
Marathon Pharmaceuticals, LLC, as Seller Dated as of March 15, 2017

TABLE OF CONTENTS

Page

ARTICLE I SALE AND PURCHASE OF ASSETS; CLOSING    1

1.1	SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED LIABILITIES 1

1.2	PRE-CLOSING 2

1.3	LOCATION AND DATE 2

1.4	CLOSING DELIVERIES 2

1.5	ALLOCATION 5

1.6	[**] CONTINGENT PAYMENTS; MILESTONE PAYMENT 5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER    7

2.1	DUE ORGANIZATION 7

2.2	AUTHORIZATION; NO CONFLICT 7

2.3	FINANCIAL STATEMENTS 8

2.4	ABSENCE OF CHANGES 9

2.5	ASSETS 9

2.6	TAXES 9

2.7	EMPLOYEE BENEFIT PLANS 10

2.8	LABOR MATTERS 11

2.9	COMPLIANCE WITH LAW; PERMITS; GOVERNMENTAL CONSENTS 12

2.10	LEGAL PROCEEDINGS 13

2.11	CONTRACTS AND COMMITMENTS 13

2.12	INTELLECTUAL PROPERTY 14

2.13	INSURANCE 16

2.14	INVENTORY 16

2.15	REGULATORY MATTERS 16

2.16	PRODUCT LIABILITY 19

2.17	AFFILIATE TRANSACTIONS 19

2.18	BROKERS AND AGENTS 19

2.19	PURCHASE FOR OWN ACCOUNT; SOPHISTICATION 19

2.20	ACCESS TO INFORMATION 19

2.21	RESTRICTED SECURITIES; LEGENDS 20

2.22	ACCREDITED INVESTOR 20

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2.23	NO OTHER REPRESENTATIONS OR WARRANTIES 20

2.24	NON-RELIANCE 21
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER    21

3.1	DUE ORGANIZATION 21

3.2	AUTHORIZATION; NO CONFLICT 21

3.3	SUFFICIENT FUNDS 22

3.4	CAPITALIZATION 22

3.5	BUYER STOCK 22

3.6	SEC FILINGS; FINANCIAL STATEMENTS; INFORMATION PROVIDED 23

3.7	LISTING; INVESTMENT COMPANY 24

3.8	TAXES 24

3.9	COMPLIANCE WITH LAW 24

3.10	UNLAWFUL PAYMENTS 24

3.11	LEGAL PROCEEDINGS 24

3.12	CONTRACTS AND COMMITMENTS 24

3.13	BROKERS AND AGENTS 25

3.14	NO OTHER REPRESENTATIONS OR WARRANTIES 25

3.15	NON-RELIANCE 25
ARTICLE IV PRE-CLOSING COVENANTS    25

4.1	CONDUCT OF SELLER BUSINESS PENDING CLOSING 25

4.2	INFORMATION 26

4.3	EXCLUSIVITY 27

4.4	NOTIFICATION OF CERTAIN MATTERS 28

4.5	CAUSE CONDITIONS TO BE SATISFIED 29

4.6	GOVERNMENTAL CONSENTS AND FILING OF NOTICES 29

4.7	BULK TRANSFERS LAW 30

4.8	PRODUCTS LAUNCH 30
ARTICLE V OTHER COVENANTS    30

5.1	COOPERATION IN LITIGATION 30

5.2	TAX MATTERS 30

5.3	NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY 31

5.4	TRANSACTION CONFIDENTIALITY AGREEMENTS 33
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5.5	FURTHER ASSURANCES 33

5.6	SHARING OF DATA 34

5.7	USE OF MARATHON PHARMA NAME 34

5.8	TRANSITIONAL SELLER LABELING LICENSE 35

5.9	EMPLOYEES 36

5.10	PUBLIC ANNOUNCEMENTS AND COMMUNICATIONS 36

5.11	ADDITIONAL POST-CLOSING COVENANTS REGARDING ADVERSE EVENT REPORTING 36

5.12	STANDSTILL 37

5.13	VOTING AGREEMENT 37

5.14	RESTRICTIONS ON DISPOSITIONS 38

5.15	REPORTS UNDER THE EXCHANGE ACT 39

5.16	NDC NUMBERS, PRODUCT RETURNS, REBATES AND CHARGEBACKS 40

5.17	BUYER LAUNCH 45

5.18	CERTAIN FINANCIAL STATEMENTS 45
ARTICLE VI CONDITIONS PRECEDENT    45

6.1	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER 45

6.2	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER 47
ARTICLE VII TERMINATION    48

7.1	TERMINATION 48

7.2	EFFECT OF TERMINATION 49
ARTICLE VIII REMEDIES    49

8.1	INDEMNIFICATION BY SELLER 49

8.2	INDEMNIFICATION BY BUYER 50

8.3	LIMITATIONS ON INDEMNIFICATION OBLIGATIONS 50

8.4	SURVIVAL AND EXPIRATION OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS 51

8.5	INDEMNIFICATION PROCEDURES 53

8.6	RECOURSE AGAINST CONTINGENT PAYMENTS 54

8.7	EXCLUSIVE REMEDY 54

8.8	TAX TREATMENT 54
ARTICLE IX DEFINITIONS    54

9.1	SPECIFIC DEFINITIONS 54
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9.2	ACCOUNTING TERMS 67

9.3	USAGE 67
ARTICLE X GENERAL    68

10.1	NOTICES 68

10.2	ENTIRE AGREEMENT 69

10.3	SUCCESSORS AND ASSIGNS 69

10.4	COUNTERPARTS; FACSIMILE SIGNATURES 68

10.5	EXPENSES AND FEES 69

10.6	GOVERNING LAW 69

10.7	SUBMISSION TO JURISDICTION 70

10.8	DISPUTE RESOLUTION 71

10.9	SEVERABILITY 71

10.10	AMENDMENT; WAIVER 71

10.11	ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS 72

10.12	MUTUAL DRAFTING 72

10.13	FURTHER REPRESENTATIONS 72

10.14	CURRENCY 72

10.15	SPECIFIC PERFORMANCE 72

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Exhibits:
Exhibit A    Bill of Sale
Exhibit B    Patent Assignment
Exhibit C    Trademark Assignment
Exhibit D    Copyright Assignment
Exhibit E    Seller FDA Letter
Exhibit F    Buyer FDA Letter
Exhibit G-1    Instrument of Assumption (General) Exhibit G-2    Instrument of Assumption (Norphan) Exhibit H    Transition Services Agreement
Exhibit I    Irrevocable Proxy
Exhibit J    Legal Opinion
Exhibit K    Representation Letter
Exhibit L    Press Release

Schedules:
Schedule 1    Transferred Permits
Schedule 2    Seller Separation Plan
Schedule 3    Buyer Knowledge Persons
Schedule 4    Seller Knowledge Persons Schedule 5.9(a)    Offers of Employment Schedule I    Allocation of Purchase Price

Disclosure Schedules: Buyer Disclosure Schedule Seller Disclosure Schedule

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 15, 2017, by and between PTC Therapeutics, Inc., a Delaware corporation (“Buyer”), and Marathon Pharmaceuticals, LLC, a Delaware limited liability company (“Seller”). Buyer and Seller may be referred to herein, together, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, Seller desires to sell, transfer and assign (or cause to be sold, transferred and assigned) to Buyer, and Buyer desires to purchase from Seller the Acquired Assets, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS; CLOSING

1.1    Sale and Purchase of Assets; Assumption of Assumed Liabilities.

(a)    Upon the terms and subject to the conditions hereof, at the Closing, Seller shall sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) to Buyer, and Buyer shall purchase from Seller, all right, title and interest in, to and under the Acquired Assets, free and clear of all Liens (other than Permitted Liens) in exchange for (i) a payment of cash consideration in the aggregate amount of $75,000,000 (as may be increased pursuant to Section 1.1(d), the “Cash Consideration”), payable as and to the extent set forth in Section 1.4(b); (ii) the assumption by Buyer of the Assumed Liabilities; (iii) a number of shares of Buyer Common Stock equal to the Stock Consideration, payable as and to the extent set forth in Section 1.4(b) (but subject to Section 1.1(d) below); and (iv) the right to receive contingent payments, if, as and to the extent payable pursuant to Section 1.6 (the “Contingent Payments”).

(b)    Upon the terms and subject to the conditions hereof, at the Closing, Buyer shall assume the Assumed Liabilities. Notwithstanding anything to the contrary in any Transaction Document, (i) Buyer shall not assume, and Seller shall remain primarily liable for, and shall pay, perform and discharge when due, the Retained Liabilities and (ii) Buyer shall not acquire any Excluded Assets.

(c)    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, if (i) an attempted assignment or transfer thereof, without the consent of a Third Party thereto or of the issuing Governmental Authority, as the case may be, would constitute a breach thereof and (ii) such consent is not obtained prior to the Closing (each a “Deferred Item”). In such case, (A) such Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the amount due pursuant to Section 1.1(a), (B) from and after the Closing, Seller will use its commercially reasonable efforts to obtain such consent as soon as practicable after the Closing, and (C) until such consent is obtained, Seller shall provide (or cause to be provided) to Buyer the benefits under such Deferred Item, including by paying Buyer’s out-of-pocket expenses incurred in connection with obtaining alternative arrangements (including subleasing or subcontracting if permitted) to provide to Buyer the economic and operational equivalent of obtaining such consent and assigning or transferring to Buyer such Deferred Item, including enforcement for the benefit of Buyer of all claims or rights arising thereunder.

(d)    If the aggregate number of shares of Buyer Common Stock to be issued pursuant to Section 1.1(a)(iii) would exceed nineteen and nine tenths percent (19.9%) of the issued and outstanding shares of Buyer Common Stock immediately prior to the Closing Date (the “Maximum Share Number”), the number of such shares shall be reduced to the minimum extent necessary such that the aggregate number of shares of Buyer Common Stock to be issued pursuant to Section 1.1(a)(iii) does not exceed the Maximum Share Number (such reduction in shares of Buyer Common Stock, the “Shortfall Amount”), in which case Buyer shall increase the Cash Consideration by an amount equal to the product of (i) the Shortfall Amount and (ii) the Buyer Closing Trading Price.

1.2    Pre-Closing. No less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer the following:

(a)    a certificate duly executed by the Chief Financial Officer of Seller certifying that Seller has no Liability for any Seller Bank Indebtedness; and

(b)	wire transfer instructions for payment of the Initial Payment to Seller by wire transfer.

1.3    Location and Date. The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place by remote exchange of documents and signatures on the third (3rd) Business Day following the date on which all conditions to the Closing shall have been satisfied or waived (other than those that by their terms are not contemplated to be satisfied until the time of the Closing, but subject to the fulfillment or waiver of such conditions at the time of the Closing), or on such other date and/or time as Buyer and Seller may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

1.4	Closing Deliveries.

(a)    Deliveries by Seller. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall deliver (or cause to be delivered) to Buyer the following:
(i)    Conveyance Documents.

(A)    a Bill of Sale substantially in the form attached hereto as Exhibit A, duly executed by Seller;

(B)    one or more Patent Assignments substantially in the form attached hereto as Exhibit B, duly executed by Seller;

(C)    one or more Trademark Assignments substantially in the form attached hereto as Exhibit C, duly executed by Seller; and

(D)    one or more Copyright Assignments substantially in the form attached hereto as Exhibit D, duly executed by Seller;

(ii)    Instruments of Assumption. The Instruments of Assumption, substantially in the forms attached hereto as Exhibit G-1 and Exhibit G-2, duly executed by Seller and, if applicable, AEI Pharma, LLC;

(iii)    FDA Letter. Duly executed letters to the FDA transferring to Buyer the rights to the applicable Transferred Permits issued by the FDA, in substantially the form attached hereto as Exhibit E (the “Seller FDA Letter”);

(iv)    Transition Services Agreement. The Transition Services Agreement by and between Buyer and Seller, substantially in the form attached hereto as Exhibit H (the “Transition Services Agreement”), duly executed by Seller;

(v)    Lien Releases. Duly executed written instruments releasing any Lien on any Acquired Asset (other than Permitted Liens) and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any Lien (other than Permitted Liens);

(vi)    Consents and Approvals. Evidence that all consents, waivers, approvals, declarations, authorizations and notices listed in Section 2.2(b) of the Seller Disclosure Schedule have been obtained or made, as applicable;

(vii)    Secretary’s Certificates. A certificate executed by the Secretary of Seller certifying that attached thereto are (A) true, complete and correct copies of the Charter Documents of Seller, as in effect on the Closing Date, and, in the case of Charter Documents publicly filed in the State of Delaware, certified by the Secretary of State thereof, (B) true, complete and correct copies of resolutions executed by Seller’s sole member, Marathon Pharmaceutical Holdings, LLC, a Delaware limited liability company (“Marathon Holdings”), authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, which resolutions have not been modified, rescinded or revoked, and (C) specimen signatures of the officers or other signatories of Seller authorized to sign the Transaction Documents on behalf of Seller;

(viii)    Closing Certificates. A certificate executed by the Chief Executive Officer and Chief Financial Officer of Seller providing the certifications required by Sections 6.1(a) and 6.1(b);

(ix)    Good Standing Certificates. Certificates issued by an appropriate authority of the State of Delaware and each other jurisdiction in which Seller is qualified to do business, certifying as of a date no more than five (5) Business Days prior to the Closing Date that Seller is in good standing under the Laws of such jurisdiction;

(x)    FIRPTA Certificates. A certificate, in form and substance reasonably satisfactory to Buyer, duly executed by Seller certifying that Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code; provided that if Buyer does not receive the certification described above on or before the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code;

(xi)	Books and Records. Copies of all Product Books and Records; and

(xii)    Other Documents. All other consents, certificates, documents, instruments and other items required to be delivered by Seller pursuant to the Transaction Documents or that are reasonably necessary to give effect to the transactions contemplated hereby or to vest in Buyer good and valid title in and to the Acquired Assets free and clear of all Liens (other than Permitted Liens).

(b)    Deliveries by Buyer. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver:

(i)    Closing Consideration. The closing consideration shall be delivered at the Closing as follows:

(A)    Buyer shall pay to Seller, by wire transfer of immediately available funds, in accordance with (to the extent made available to Buyer) the wire transfer instructions delivered pursuant to Section 1.2(b), the Cash Consideration (the “Initial Payment”); and

(B)     Buyer shall deliver the Stock Consideration issued in book entry;
(ii)    FDA Letter. Duly executed letters to the FDA assuming
responsibility for the applicable Transferred Permits issued by the FDA, in substantially the form attached hereto as Exhibit F (the “Buyer FDA Letter”);

(iii)    Instruments of Assumption. The Instruments of Assumption substantially in the form attached hereto as Exhibit G-1 and Exhibit G-2, duly executed by Buyer;

(iv)    Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer;

(v)    Closing Certificates. A certificate executed by an authorized officer of Buyer providing the certifications required by Sections 6.2(a) and 6.2(b); and

(vi)    Resale Certificate. A resale certificate with respect to the Inventories, in form and substance reasonably acceptable to Seller.

1.5    Allocation. The Purchase Price (including any Assumed Liabilities and any other capitalizable costs to the extent properly taken into account under the Code) shall be allocated among the Acquired Assets and the non-competition agreements set forth in Section 5.3(a) in accordance with Schedule I attached hereto (the “Allocation Schedule”). Buyer and Seller agree to make all filings required under Section 1060 of the Code and the Treasury Regulations thereunder, and file all Tax Returns (including Internal Revenue Service Form 8594), consistent with the Allocation Schedule. Neither Buyer nor Seller shall take any Tax position inconsistent with the Allocation Schedule, except to the extent otherwise required by Law. If the Purchase Price is adjusted pursuant to this Agreement, the allocations set forth in the Allocation Schedule shall be adjusted as appropriate and Buyer and Seller shall cooperate in making any such adjustments.

1.6	[**] Contingent Payments; Milestone Payment.

(a)    [**] Contingent Payments.

(i)    Subject to the terms and conditions of this Agreement, Buyer shall pay to Seller contingent payments in respect of total Net Sales of the Products in the Territory that are in excess of [**] as determined [**] at the payment rates set forth below, up to the Contingent Payment Cap (as defined below). For the avoidance of doubt, the contingent payments payable under this Section 1.6(a)(i) [**] shall be calculated based only on the portion of Net Sales [**] that exceed the [**]. By way of example only, [**]. Buyer shall not (and shall cause its Affiliates and sublicensees to not) engage in the practice of “channel stuffing” or any program, activity or other action (including any rebate, discount, chargeback, refund policy or practice) that is intended or would reasonably be expected to result, directly or indirectly, in a trade buy-in that is materially in excess of normal customer purchasing patterns for the Products consistent with past practice of the Business [**].

[**]	Payment Rate Applicable to Net Sales [**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(ii)    [**]; Contingent Payment Cap. As used in this Agreement, the term “[**]” means, [**]. Notwithstanding anything to the contrary set forth herein, the maximum cumulative amount of contingent payments payable by Buyer to Seller pursuant to Section 1.6(a)(i) shall be $[**] (the “Contingent Payment Cap”). Upon payment by Buyer of an amount equal to the Contingent Payment Cap, Buyer’s payment obligations under Section 1.6(a)(i) shall automatically terminate. By way of example only, [**].

(b)    Milestone Payment. Buyer shall pay to Seller a one-time milestone payment of $50,000,000 (the “Milestone Payment”) upon the [**] (the “Milestone Event”), which Milestone Payment shall not be made earlier than [**]. By way of example only, if the Milestone Event is actually achieved in [**], then the Milestone Payment would not be payable until [**].

(c)    Contingent Payment Reports; Payments. Buyer shall keep, and cause its Affiliates and sublicensees to keep, complete and accurate Books and Records in sufficient detail to calculate and verify all Contingent Payments payable under this Agreement. Payments of any Contingent Payments shall be made on a calendar quarter basis within forty-five (45) days after the last day of each calendar quarter in which Contingent Payments are due hereunder and shall include a written report with respect to the immediately preceding calendar quarter (each, a “Contingent Payment Report”) stating: (i) the total gross sales of the Product sold by Buyer, its Affiliates and their respective sublicensees during such calendar quarter and (ii) the Net Sales of the Product sold by Buyer, its Affiliates and their respective sublicensees during such calendar quarter, including a breakdown of the sum of each of the deductions made, if any, from gross sales to arrive at the calculation of Net Sales and (A) with respect to the calendar year 2018, an accurate breakdown of number of prescriptions filled, aggregate number of units sold, number of patients taking Product and the Product wholesale acquisition cost and (B) with respect to subsequent calendar years, an accurate breakdown of aggregate number of units sold and the Product wholesale acquisition cost. Concurrent with the submission of a Contingent Payment Report for each such calendar quarter, Buyer shall pay Seller all Contingent Payments due under this Agreement in respect of such quarter.

(d)    Audit. At the request of Seller or a successor to Seller’s right to receive Contingent Payments under this Agreement (a “Successor”), Buyer shall permit Seller, Successor or an independent, nationally recognized auditor designated by Seller or Successor and reasonably acceptable to Buyer, at reasonable times and upon reasonable notice, to audit the Books and Records maintained pursuant to Section 1.6(c) hereof to ensure the accuracy of all Contingent Payment Reports and payments made hereunder. Successor and, if applicable, the auditor shall be obligated to execute and deliver to Buyer a reasonable confidentiality agreement designated by Buyer prior to commencing such audit. Except as provided below, the cost of this audit shall be borne by Seller or Successor, unless the audit reveals, with respect to a period, a variance of more than five percent (5%) from the reported amounts for such period, in which case Buyer shall bear the cost of the audit. Unless disputed pursuant to Section 1.6(e) hereof, if such audit concludes that (i) additional amounts were owed by Buyer, Buyer shall pay the additional amounts, with interest from the date originally due, or (ii) excess payments were made by Buyer, Seller or Successor shall reimburse such excess payments, in each case, within sixty
(60) days after the date on which such audit is completed by Seller or Successor.

(e)    Audit Dispute. In the event of a dispute with respect to any audit under Section 1.6(d) hereof, Seller or Successor, as the case may be, and Buyer shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final with respect to the dispute and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than ten (10) days after such decision and in accordance with such decision, Buyer shall pay the additional amounts, with interest, or Seller shall reimburse the excess payments, as applicable.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Buyer to enter into the Transaction Documents and consummate the transactions contemplated thereby, Seller makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing Date, except as disclosed by Seller in the written Disclosure Schedule provided to Buyer dated the date of this Agreement (the “Seller Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II. The disclosure in any section or subsection of the Seller Disclosure Schedule corresponding to any section or subsection of this ARTICLE II shall qualify other sections and subsections in this ARTICLE II as indicated by cross-references to such other sections and subsections, and to the extent that it is readily apparent on the face of such disclosure that such disclosure qualifies any other sections or subsections.

2.1    Due Organization. Seller is a limited liability company duly organized, validly existing and in good standing (tax and otherwise) under the Laws of the State of Delaware. Seller is in good standing (tax and otherwise) in each jurisdiction in which the failure to be in good standing would have a Seller Material Adverse Change. Seller has all limited liability company power and authority necessary to carry on its business (including the Business) and to own and use the properties owned and used by it. Seller has delivered to Buyer true, correct and complete copies of its Charter Documents. Seller is not in violation of, in conflict with, or in default under, its Charter Documents, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default. Seller does not have any Subsidiaries.

2.2	Authorization; No Conflict.

(a)    Seller has full legal right and all requisite power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations and consummate the transactions contemplated thereby. The execution and delivery by Seller of each of the Transaction Documents to which it is a party, the performance of its obligations and the consummation of the transactions contemplated thereby have been duly and validly authorized by Marathon Holdings, as Seller’s sole member, and all other necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due and valid execution hereof by Buyer, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Each of the other Transaction Documents to which Seller is a party has been duly and validly executed and delivered by Seller or, when so executed and delivered, assuming the due and valid execution thereof by each other party thereto, will be duly and validly executed and delivered by Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

(b)    Except as set forth on Section 2.2(b) of the Seller Disclosure Schedule, the execution, delivery and performance of the Transaction Documents by Seller, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of Seller’s Charter Documents or any resolution of the Governing Body or equityholders or members (or comparable Persons) of Seller; (ii) except for the applicable requirements of the HSR Act, require on the part of Seller any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iii) materially conflict with, result in a material default, material modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit or the imposition of any material obligation under, or require any material consent, waiver, approval, notice, filing, declaration or authorization under, any Assigned Contract or Transferred Permit; (iv) result in the creation or imposition of any material Lien on the Business or any Acquired Asset other than Permitted Liens; or (v) violate in any material respect any Law to which Seller, the Business or any of the Acquired Assets is subject or bound.

2.3	Financial Statements.

(a)    Attached to Section 2.3(a) of the Seller Disclosure Schedule are true, correct and complete copies of the following Financial Statements: (i) Seller’s audited balance sheets, as of December 31, 2015 and December 31, 2014, and Seller’s audited statements of income, statements of members’ equity and statements of cash flows for the years then ended, respectively, (ii) Seller’s unaudited balance sheet as of December 31, 2016, and Seller’s unaudited statement of income, statement of members’ equity and statement of cash flows for the year then ended, and (iii) Seller’s unaudited balance sheet as of January 31, 2017 (the “Base Balance Sheet”, and such date, the “Most Recent Balance Sheet Date”) and statements of income and cash flows for the one month then ended. Each Financial Statement (including the notes thereto) has been prepared from Seller’s Books and Records and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly presents in all material respects the financial condition and results of operations of Seller and the Business as of the dates, and for the periods, indicated thereon, except that the unaudited interim financial statements are subject to normal year-end adjustments and do not contain footnote disclosure. Since the Most Recent Balance Sheet Date, there have been no material changes in the accounting policies of Seller (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) and no revaluation of Seller’s properties or assets.

(b)    Seller is not liable for or subject to any material Liability with respect to any of the Products or the Business that would, in accordance with GAAP, be required to be included on a balance sheet of Seller, except for (i) Liabilities reflected, reserved for or otherwise described on the Base Balance Sheet and not previously paid or discharged, (ii) Liabilities incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business, which Liabilities are not, individually or in the aggregate, material in amount or significance, (iii) expressly contemplated by or under the Transaction Documents, (iv) Liabilities not related to the Products or the Business, (v) Liabilities that relate to or arise under any Assigned Contract or Laws to which Seller or the Business is a party or may be bound or are necessary to comply with applicable Law, (vi) as set forth on Section 2.3(b) of the Seller Disclosure or (iii) Retained Liabilities. Seller does not have any Liability for any Seller Bank Indebtedness.

2.4    Absence of Changes. Except as set forth on Section 2.4 of the Seller Disclosure Schedule, since the Most Recent Balance Sheet Date, (a) Seller has conducted the Business in the Ordinary Course of Business, (b) there has not been any Seller Material Adverse Change and
(c) there has not been any event, act or omission that, if such event, act or omission occurred following the execution of this Agreement, would have resulted in a breach of Section 4.1 of this Agreement (absent Buyer’s consent).

2.5	Assets.

(a)    Except as set forth on Section 2.5(a) of the Seller Disclosure Schedule, Seller has good and valid title to or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Liens other than Permitted Liens. No assets that are primarily used in the Business are owned or used by any Affiliate of Seller. Upon execution and delivery by Seller to Buyer of the instruments of conveyance referred to in Section 1.4(a)(i), Buyer will receive good and valid title to or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens other than Permitted Liens.

(b)    Except as set forth on Section 2.5(b) of the Seller Disclosure Schedule, the Acquired Assets are, together with any labor source necessary to operate the Business, sufficient for the conduct of the Business as presently conducted and as presently contemplated to be conducted by Seller and constitute all of the assets, rights or properties (tangible and intangible) used or held or presently contemplated to be used by Seller in connection with the Business in any material respect. Except as set forth on Section 2.5(b) of the Seller Disclosure Schedule, each tangible Acquired Asset is free from material defects, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used by Seller.

(c)    Except as set forth on Section 2.5(c) of the Seller Disclosure Schedule, all tangible Acquired Assets are located on the Seller Leased Real Property.

2.6	Taxes.

(a)    Seller has properly filed on a timely basis all material Tax Returns required to be filed with respect to the Business and the Acquired Assets, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws and regulations. Seller has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.

(b)    All Taxes that Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and Seller has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other Third Party.

(c)    No examination or audit or other action of or relating to any Tax Return of Seller related to the Business and the Acquired Assets by any Governmental Authority is currently in progress or, to Seller’s Knowledge, threatened or contemplated. No deficiencies for Taxes of Seller have been, or are expected by Seller to be, claimed, proposed or assessed by any Governmental Authority with respect to Taxes related to the Business and the Acquired Assets.

(d)    There are no Liens with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable, and no such Liens are anticipated.

(e)    Section 2.6(e) of the Seller Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which Seller files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to Seller’s nexus with such jurisdiction.

(f)    None of the Acquired Assets include an interest in any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(g)    Seller has been treated as a partnership or a disregarded entity for income Tax purposes at all times since its inception.

2.7    Employee Benefit Plans. With respect, as applicable, to Benefit Plans and Benefit Arrangements:

(a)    Each Seller Benefit Plan and each Seller Benefit Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of domestic and foreign Laws, including federal and state securities Laws and any reporting and disclosure requirements; and no act or omission has occurred and no condition exists with respect to any Seller Benefit Plan or Seller Benefit Arrangement that could reasonably be expected to subject Seller or Buyer to any material fine, penalty, tax or Liability of any kind (except for claims for benefits in the Ordinary Course of Business).

(b)    There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Seller Benefit Plans or Seller Benefit Arrangements (including any such claim or lawsuit against any fiduciary of any such Seller

Benefit Plan or Seller Benefit Arrangement), nor, to Seller’s Knowledge, is there any reasonable basis for any such claim or lawsuit.

2.8	Labor Matters.

(a)    Seller has made available to Buyer a true, correct and complete list, as of the date of this Agreement, of (i) all employees of the Business who earned more than $200,000 in 2016 or who are reasonably expected to earn more than $200,000 in 2017; (ii) all officers, directors and managers of the Business; (iii) all employment agreements to which the Business is bound, except those employment agreements between Seller and each of the four (4) executives identified in Section 2.8(a) of the Seller Disclosure Schedule; and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) of each employee, officer, manager or director of the Business for 2017.

(b)    Since December 31, 2014, Seller has not, with respect to any employee of the Business, breached or violated in any material respect any (i) Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement; and no claims, controversies, investigations, audits or suits are pending or, to Seller’s Knowledge, threatened, with respect to such Laws or agreements, either by private individuals or by Governmental Authorities.

(c)    Seller is not, nor since December 31, 2014 has it been, with respect to any employee of the Business, engaged in any unfair labor practice or the subject of any unfair labor practice complaint pending or, to Seller’s Knowledge, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council.

(d)    Seller is not, nor has it been, with respect to any employee of the Business, a party to or bound by any collective bargaining agreement, trade union agreement, works council, employee representative agreement or information or consultation agreement. There have been no labor unions or other organizations representing or, to Seller’s Knowledge, purporting or attempting to represent any employee of the Business. To Seller’s Knowledge, since December 31, 2014, no employee of the Business has attempted to organize a labor union or other organization to represent any employee of the Business. Since December 31, 2014, no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Business has occurred or, to Seller’s Knowledge, been threatened.

(e)    All persons who have performed services for the Business while classified as independent contractors have satisfied the requirements of Law to be so classified, and Seller has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(f)    All current and former employees and officers of the Business have entered into confidentiality and assignment of inventions agreements in favor of Seller that remain in effect and that are freely assignable by Seller to Buyer. No employee of the Business
(i)to Seller’s Knowledge, is in violation of any term of any patent disclosure agreement, non- competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Business because of the nature of the business conducted or presently proposed to be conducted by Seller or to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice to Seller that such employee or any employee in a group of key employees intends to terminate his or her employment with Seller.

(g)    Each employee of the Business working in a country other than one of which such employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.

(h)    Since December 31, 2014, Seller has not breached or violated in any material respect any applicable Law concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by non-U.S. Law to contribute.

2.9	Compliance with Law; Permits; Governmental Consents.

(a)    Except as set forth on Section 2.9(a) of the Seller Disclosure Schedule, Seller has conducted since December 31, 2014, and is conducting, the Business in compliance in all material respects with all applicable Laws. Except as set forth in Section 2.9(a) of the Seller Disclosure Schedule, since December 31, 2014, Seller has not received any written communication (or, to Seller’s Knowledge, any other communication) from any Governmental Authority or private party alleging material noncompliance with any applicable Law with respect to the Business or any Acquired Asset. Since December 31, 2014, with respect to the Business, Seller has not conducted any internal investigation with respect to any actual, potential or alleged violation in any material respect of any Law by any manager, member or other equity holder, officer or employee or concerning actual or alleged fraud, whether or not material. The WARN Act is inapplicable to Seller given Seller’s current number of employees.

(b)    Seller owns or holds all Transferred Permits. Section 2.9(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Transferred Permits. All fees required to have been paid in connection with the Transferred Permits have been paid. The Transferred Permits are valid and subsisting, and, to Seller’s Knowledge, no Governmental Authority intends to modify, cancel, terminate or not renew any Transferred Permit. No Person other than Seller owns or has any proprietary, financial or other interest (direct or indirect) in any of the Transferred Permits. Seller is conducting, and since December 31, 2014 has conducted, the Business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Transferred Permits. Subject to the approval of the applicable Governmental Authorities, including the filing of the Seller FDA Letter and the Buyer FDA Letter with the FDA, all Transferred Permits are freely transferrable to Buyer at the Closing, will be transferred to Buyer at the Closing and will be in full force and effect as of the Closing. Seller has made available to Buyer true, complete and correct copies of all Transferred Permits.

(c)    Seller is in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which Seller has conducted the Business (collectively, “Anti-Bribery Laws”). Seller has not received any written communication from any Governmental Authority that alleges that Seller, or any current or former Representative thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of Seller since December 31, 2014. Seller has not made nor does it anticipate making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws. To Seller’s Knowledge, none of Seller’s current or former Representatives is currently an officer, agent or employee of a Governmental Authority. Neither Seller nor any of its current or former Representatives has directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti- Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

2.10    Legal Proceedings. Except as set forth on Section 2.10 of the Seller Disclosure Schedule, there is no pending or, to Seller’s Knowledge, threatened material Legal Proceeding with respect to, against or affecting the Business or any Acquired Assets, or any current or former officer, director or employee of Seller in its, his or her capacity as such or with respect to the Business or any Acquired Asset, or seeking to prevent or delay the transactions contemplated hereby, and no notice of any material Legal Proceeding, whether pending or threatened, has been received by Seller. There are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against or involving the Business or any Acquired Asset. There is no action, suit or proceeding by Seller pending, or which Seller has commenced preparations to initiate, against any other Person, related to the Business of the Acquired Assets.

2.11	Contracts and Commitments.

(a)    Section 2.11(a)(1) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each Assigned Contract. Except as set forth on Section 2.11(a)(ii) of the Seller Disclosure Schedule and other than the Assigned Contracts, Seller is not a party to any Contract that is primarily related to the Products, the Business or the Acquired Assets. Seller has delivered to or made available to Buyer true and complete copies of each Assigned Contract. Except for the Assigned Contracts and as set forth on Section 2.11(a)(1) of the Seller Disclosure

Schedule, Seller is not a party to any non-competition, exclusivity or “most favored nation” Contract that restricts Seller (or following the Closing, would restrict Buyer) in relation to the Business, the use of the Acquired Assets or the manufacture, use, development, promotion, marketing, sale, offer to sell or distribution of the Products to any customer or potential customer.

(b)    Each Assigned Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of Seller and, to Seller’s Knowledge, each of the other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Except for violations, breaches or defaults which have been cured and for which Seller does not have any Liability, neither Seller nor, to Seller’s Knowledge, any other party to any Assigned Contract, has breached or defaulted under, or has improperly terminated, revoked or accelerated, any Assigned Contract, and there exists no condition or event which, after notice, lapse of time or both, would constitute any such breach, default, termination, revocation or acceleration. Seller has not received notice of default under any Assigned Contract. Since December 31, 2014, Seller has not been a party to any Contract, transaction or other arrangement with respect to the Business or the Acquired Assets with any current or former officers, directors, stockholders, employees or Affiliates of Seller or, to Seller’s Knowledge, any current or former Affiliate of any such Persons.

2.12	Intellectual Property.

(a)    Seller Registrations. Section 2.12(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Intellectual Property Registrations primarily used in, intended to be primarily used in or otherwise primarily related to the Business that are registered or filed in the name of Seller, alone or jointly with others (the “Seller Registrations”), in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance and names of all current applicant(s) and registered owner(s), as applicable. All assignments of Intellectual Property Registrations to Seller have been properly executed and recorded. To Seller’s Knowledge, all Seller Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments for each jurisdiction in which such Seller Registrations have been issued or are pending have been timely paid.

(b)    Prosecution Matters. There are no inventorship challenges, or opposition, reexamination, nullity or interference proceedings declared, commenced or provoked or, to Seller’s Knowledge, threatened, with respect to any Patent Rights included in the Seller Registrations. Seller has complied with all of its obligations and duties to the respective patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, with respect to all patent and trademark applications filed by or on behalf of Seller.

(c)    Ownership and Sufficiency. Each item of Seller Intellectual Property is, and immediately following the Closing, will be owned, or available for use (under a Seller Inbound IP License), by Buyer on substantially identical terms and conditions as it was to Seller immediately prior to the Closing, without restriction and without payment of any kind to any

Third Party (other than amounts that would have been payable by Seller even if the transactions contemplated hereby did not occur). Seller is the owner of all right, title and interest in, to and under the Seller Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. A true, complete and correct list of (i) all Products and (ii) all Seller Internal Systems that are material to the Business is set forth in Section 2.12(c) of the Seller Disclosure Schedule.

(d)    Protection Measures. Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Owned Intellectual Property and the Seller Licensed Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. Seller has complied in all material respects with all contractual and legal requirements pertaining to information privacy and security. To Seller’s Knowledge, there has been no: (i) unauthorized disclosure of any material Third Party proprietary or confidential information or trade secrets in the possession, custody or control of Seller, or (ii) material breach of Seller’s security procedures wherein any confidential information or trade secrets have been disclosed to a Third Party.

(e)    Infringement by Seller. Except as set forth on Section 2.12(e) of the Seller Disclosure Schedule, no material Legal Proceedings are pending or, to Seller’s Knowledge, threatened, against Seller alleging that the past or current Exploitation of the Products by Seller in the Territory or any other activity of Seller in the Territory with respect to the Business has infringed or violated, or constituted a misappropriation of, any material Intellectual Property right of any Third Party. To Seller’s Knowledge, none of the Seller Internal Systems, or Seller’s past or current Exploitation thereof, or any other activity undertaken by it infringes or violates, or constitutes a misappropriation of, any material Intellectual Property rights of any Third Party.

(f)    Infringement of Seller Rights. To Seller’s Knowledge, no Person (including any current or former employee or consultant of Seller) is infringing, violating or misappropriating (i) any of the Seller Owned Intellectual Property or (ii) any Seller Licensed Intellectual Property.

(g)    Outbound IP Licenses. Section 2.12(g) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Seller Outbound IP Licenses. None of the Seller Outbound IP Licenses grants any exclusive rights to Third Parties in any Seller Intellectual Property. Seller has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Seller Outbound IP Licenses. Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h)    Seller Inbound IP Licenses. Section 2.12(h) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Seller Inbound IP Licenses. Except as specifically set forth in Section 2.12(h) of the Seller Disclosure Schedule, no Third Party Intellectual Property, inventions, methods, services, components, materials, processes or software are included in or required to Exploit the Products or Seller Internal Systems in the Territory, except as specifically set forth in Section 2.12(h) of the Seller Disclosure Schedule.

(i)    Faes Farma License. The Faes Farma License is valid and in full force and effect. Seller has complied in all material respects with its obligations under the Faes Farma License to date and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller has made available to Buyer a complete and correct copy of the Faes Farma License, together with all modifications and amendments thereto.

(j)    Norphan Agreement. The Norphan Agreement is valid and in full force and effect. Seller has complied in all material respects with its obligations under the Norphan Agreement to date and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller has made available to Buyer a complete and correct copy of the Norphan Agreement, together with all modifications and amendments thereto. Section 2.12(j) of the Seller Disclosure Schedule sets forth a complete and accurate list of all assets relating to the Products acquired by Seller pursuant to the Norphan Agreement.

(k)    Assignment of Inventions with Respect to Seller Owned Intellectual Property. Except as set forth on Section 2.12(k) of the Seller Disclosure Schedule, the inventors of the two
(2) provisional patents listed on Section 2.12(a) of the Seller Disclosure Schedule have executed and delivered assignments in favor of Seller and such assignments have been filed with the U.S. Patent and Trademark Office.

2.13    Insurance. Section 2.13 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by Seller that are currently in effect for the benefit of the Business or any Acquired Asset (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years. Seller has made available to Buyer true, complete and correct copies of all Insurance Policies. Each such Insurance Policy (i) is legal, valid, binding and enforceable in accordance with its terms and, except for Insurance Policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect and (ii) is occurrence based. Seller is not in breach or default (including any breach or default with respect to the giving of notice), and no event has occurred which, after notice or the lapse of time or both, would constitute a breach or default or permit termination or modification under such Insurance Policy. All premiums payable under all such Insurance Policies have been timely paid, and Seller is in compliance with the terms of such Insurance Policies. To Seller’s Knowledge, there have been no threatened terminations of, or material premium increases with respect to, any such Insurance Policies.

2.14    Inventory. All trade and sample Inventories of the Products have the shelf lives set forth on Section 2.14 of the Seller Disclosure Schedule. All such Inventory complies in all material respects with all applicable specifications and all applicable Law, including cGMP, and is not, in any material respect, adulterated or misbranded within the meaning of the FDCA.

2.15	Regulatory Matters.

(a)    Seller is developing, testing, labeling, packaging, manufacturing, using, marketing, distributing, transporting, importing and storing, and at all times since Seller acquired its rights in the Products, has developed, tested, labeled, packaged, manufactured, used, marketed, distributed, transported, imported and stored the Products in compliance in all material respects with (i) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq. (the “FDCA”) and applicable implementing regulations and guidances issued by the FDA, including, as applicable, those requirements relating to the FDA’s current good manufacturing and quality system practices, good laboratory practices, good clinical practices and investigational use and
(ii)as and to the extent applicable, the medicinal products laws of the European Union and applicable implementing regulations and guidelines issued by applicable Governmental Authorities in the European Union, including the European Medicines Agency.

(b)    All preclinical studies and clinical trials, and other studies and tests of the Products conducted by or on behalf of Seller have been, and if still pending are being, conducted in material compliance, to the extent applicable, with the applicable protocol for such study or trial, good laboratory practices, good clinical practices and all applicable Laws, including the FDCA and the respective counterparts thereof outside the United States. No clinical trial conducted by or on behalf of Seller has been terminated or suspended prior to scheduled completion, and neither the FDA nor any other applicable Governmental Authority, institution or clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Seller has initiated, or, to Seller’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation of any Product conducted or proposed to be conducted by or on behalf of Seller.

(c)    No clinical investigator who has conducted or, if still pending, is conducting any nonclinical study or clinical trial sponsored by or on behalf of Seller in connection with any of the Products has been disqualified or debarred from receiving investigational products by the FDA or any other Governmental Authority or received any written notice from the FDA or any other Governmental Authority of an intent to initiate such disqualification proceedings or disbarment.

(d)    All documents filed by Seller with the FDA or any other Governmental Authority with respect to any of the Products, or the manufacturing, handling, storage or shipment of any of the Products were, at the time of filing, true, complete and accurate in all material respects, and no material adverse event information has come to the attention of Seller that is materially different in terms of the incidence, severity or nature of such adverse events than any which were filed as safety updates to the documents filed by Seller with the FDA or any other Governmental Authority with respect to any of the Products.

(e)    Seller either owns or has full rights of access to and possession of all scientific data, results and findings, including laboratory and clinical data and raw data created by Seller, its Licensors or any Third Party on behalf of Seller or any Licensor with respect to the Products.

(f)    Seller has not received any notice of FDA regulatory actions against Seller with respect to any of the Products, including notice of adverse findings, regulatory, untitled or warning letters or mandatory recalls, or any other notice from any Governmental Authority alleging or asserting material noncompliance with any legal requirement. Seller has not received an FDA Form 483 or any other Governmental Authority notice of inspectional observations related to or affecting any of the Products, which has not been closed out by the FDA or relevant Governmental Authority.

(g)    All manufacturing operations conducted by or for the benefit of Seller with respect to the Products have been and are being conducted in material compliance with applicable Laws, including, to the extent applicable, cGMP. Seller maintains documentation showing that the Inventories included in the Acquired Assets were manufactured in accordance with applicable specifications.

(h)    Seller has not received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other Governmental Authority alleging that any operation or activity by Seller with respect to the Products in the Territory is in material violation of the FDCA or the respective counterparts thereof promulgated by applicable state Governmental Authorities. No civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, inquiry, proceeding or request for information is pending or, to Seller’s Knowledge, threatened against Seller with respect to any of the Products.

(i)    Seller has not committed any act, made any statement or failed to make any statement with respect to any of the Products that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. Neither Seller nor, to Seller’s Knowledge, any of Seller’s officers, employees or agents, has been convicted of any crime or engaged in any conduct with respect to any of the Products that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Law, including 21 U.S.C. Section 335a. To Seller’s Knowledge, no claims, actions, proceedings or investigations with respect to any of the Products that would reasonably be expected to result in such a material debarment or exclusion of Seller are pending or threatened against Seller or any of its officers, employees or agents.

(j)    Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller has been convicted of any crime or engaged in any conduct with respect to any of the Products for which such Person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws. Seller is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority with respect to any of the Products.

(k)    To Seller’s Knowledge, except as set forth in Section 2.15(k) of the Seller Disclosure Schedule, there are no material investigations, adverse third party allegations or actions, or claims against Seller, including any pending or threatened action against Seller, in any court or by or before any Governmental Authority, with respect to any of the Products, or Seller’s obligations set forth herein, including any which may adversely affect Seller’s ability to perform its obligations under this Agreement. Seller is not subject to any investigation related to any of the Products that is pending and of which Seller has been notified in writing or, to Seller’s Knowledge, which has been threatened, in each case by (i) the FDA or (ii) the Department of

Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) or the Federal False Claims Act (31 U.S.C. §3729).

2.16    Product Liability. To Seller’s Knowledge, all material side effects and safety risks of each Product are adequately disclosed in the label for such Product approved by the FDA. No product liability claims have been received in writing by Seller and, to Seller’s Knowledge, no such claims have been threatened against Seller, in each case, relating to any of the Products. There is no material judgment, order or decree outstanding against Seller relating to product liability claims with respect to any of the Products.

2.17    Affiliate Transactions. Other than in his or her capacity as a director, officer or employee of Seller or a direct or indirect equityholder of Seller, no Affiliate of Seller (a) has or has had any interest or ownership in any Acquired Asset or any asset, right or property (tangible or intangible) related to any of the Products or (b) has any claim or cause of action against Seller related to any Acquired Asset or any of the Products.

2.18    Brokers and Agents. Except as set forth on Section 2.18 of the Seller Disclosure Schedule, no broker or finder has acted for Seller in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Seller.

2.19    Purchase for Own Account; Sophistication. Seller acknowledges and agrees that the shares of Buyer Common Stock to be acquired by Seller pursuant to this Agreement will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller acknowledges and agrees that Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any Third Party, with respect to any of the shares of Buyer Common Stock to be received by it pursuant to this Agreement. Seller represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of owning the shares of Buyer Common Stock to be received by it pursuant to this Agreement. Seller has the ability to bear the economic risk of the investment in shares of Buyer Common Stock, including complete loss of such investment. Notwithstanding the foregoing, following the Closing, Seller intends to liquidate and wind-up its affairs and distribute the Buyer Common Stock to Marathon Holdings and/or the equityholders of Seller or Marathon Holdings, in each case, in accordance with the applicable distribution provisions set forth in the Charter Documents of Seller and Marathon Holdings and applicable Laws, including applicable securities Laws.

2.20    Access to Information. Seller acknowledges that (a) it has been afforded (i) access to information about Buyer and its financial conditions, results of operations, businesses, properties and prospects sufficient to enable Seller to evaluate its investment in the Buyer Common Stock; and (ii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in the Buyer Common Stock and any such additional information has been provided to Seller’s reasonable satisfaction, and (b) it has sought such professional advice as it has considered necessary to make an informed decision with respect to its acquisition of the Buyer Common Stock.

2.21	Restricted Securities; Legends.

(a)    Seller understands that the shares of Buyer Common Stock to be received by it in connection with the transactions contemplated by this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations and warranties as expressed herein. Seller understands that such shares of Buyer Common Stock will be “restricted securities” under applicable securities Laws and that, pursuant to these Laws, Seller must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(b)    Seller understands that the shares of Buyer Common Stock to be received by it in connection with the transactions contemplated by this Agreement may be notated with one or more of the following legends (collectively, the “Restrictive Legends”):

(i)    “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”; and

(ii)    any legend required by applicable securities Laws to the extent such Laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

2.22    Accredited Investor. Seller, Marathon Holdings and each of the equityholders of Seller and/or Marathon Holdings which may receive a distribution of Buyer Common Stock from Seller and/or Marathon Holdings is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act).

2.23    No Other Representations or Warranties. Except as expressly provided in this Agreement and the Transaction Documents, Seller does not make any representation or warranty about the Products, the Acquired Assets, the Assumed Liabilities or the Business, whatsoever. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, (A) THE ACQUIRED ASSETS ARE BEING TRANSFERRED “AS IS”, (B) SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR AS BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND (C) SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY WARRANTY OF

MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT.

2.24    Non-Reliance. Seller acknowledges, agrees, represents and warrants that neither Buyer, its agents or representatives or any other Person acting on behalf of or in concert with Buyer, has made or provided any representations, warranties, facts or information of any kind or nature, express or implied, oral or written, relating to Buyer or to its future or historical financial condition, performance, results, operations, assets, liabilities or prospects, or otherwise relating in any way to the subject matter of this Agreement, except as specifically set forth in Article III. Seller also acknowledges, agrees, represents and warrants that it is not relying, and has not relied, on any representations, warranties, facts or information whatsoever except as specifically set forth in Article III, in its decision to enter into this Agreement and to proceed with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Seller to enter into the Transactions Documents and consummate the transactions contemplated thereby, Buyer makes the following representations and warranties to Seller, as of the date of this Agreement and as of the Closing Date, except as disclosed (a) in the Buyer SEC Reports (but excluding any predictive, cautionary or forward-looking disclosures contained under the caption “Risk Factors”, “Forward Looking Statements” or any similar predictive, cautionary or forward-looking statement) filed or furnished at least two (2) Business Days prior to the date of this Agreement, to the extent such Buyer SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, and any exhibits to such Buyer SEC Reports, or (b) by Buyer in the written Disclosure Schedule provided to Seller dated the date of this Agreement (the “Buyer Disclosure Schedule”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III. The disclosure in any section or subsection of the Buyer Disclosure Schedule corresponding to any section or subsection of this ARTICLE III shall qualify other sections and subsections in this ARTICLE III only as indicated by cross-references to such other sections and subsections, and to the extent that it is readily apparent on the face of such disclosure that such disclosure qualifies any other sections or subsections.

3.1    Due Organization. Buyer is a corporation duly organized, validly existing and in good standing (tax and otherwise) under the Laws of the State of Delaware. Buyer is in good standing (tax and otherwise) in each jurisdiction in which it is qualified to do business. Buyer has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Buyer has delivered to Seller true, correct and complete copies of its Charter Documents. Buyer is not in violation of, in conflict with, or in default under its Charter Documents, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation conflict or default.

3.2	Authorization; No Conflict.

(a)    Buyer has full legal right and all requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations and consummate the transactions contemplated thereby. The execution and delivery by Buyer of the Transaction Documents to which it is a party, the performance of its obligations and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid execution and delivery hereof by Seller, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Each of the other Transaction Documents to which Buyer is a party has been duly and validly executed and delivered by Buyer or, when so executed and delivered, assuming the due and valid execution and delivery thereof by each other party thereto, will be duly and validly executed and delivered by Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

(b)    The execution, delivery and performance of the Transaction Documents by Buyer, and the consummation of the transactions contemplated thereby, do not and will not, with or without notice, lapse of time or both: (i) conflict with or result in a breach or violation of Buyer’s Charter Documents or any resolution of the Governing Body of Buyer; (ii) except for the requirements of the HSR Act, require on the part of Buyer any consent, waiver, approval, declaration or authorization of, or notice to or filing with, any Governmental Authority; (iii) materially conflict with, result in a material default, material modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit or the imposition of any material obligation under, or require any material consent, waiver, approval, notice, filing, declaration or authorization under, any Buyer Material Contract or Permit applicable to the Buyer Group, or (iv) violate in any material respect any Law to which the Buyer Group or its properties, rights or assets are subject or bound.

3.3    Sufficient Funds. Buyer has, and, at Closing, will have, sufficient funds available as and when needed to consummate the transactions contemplated hereby and to perform its obligations hereunder.

3.4    Capitalization. The authorized capital stock of Buyer consists of 125,000,000 shares of Buyer Common Stock and 5,000,000 shares of Buyer Preferred Stock. As of the close of business on the Business Day prior to the date of this Agreement, there were (a) 34,556,440 shares of Buyer Common Stock and no shares of Buyer Preferred Stock outstanding and (b) no shares of Buyer Common Stock held in treasury.

3.5    Buyer Stock. The shares of Buyer Stock subject to issuance pursuant to Article I of this Agreement have been reserved for issuance and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws and restrictions on transfer thereof as provided for herein or Liens imposed as a result of any action or inaction of Seller), and not subject to or issued in violation of any applicable federal or state securities laws or any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, Buyer’s Charter Documents or any agreement to which Buyer is a party or is otherwise bound. The Buyer Stock subject to issuance pursuant to Article I shall have the rights, powers and preferences set forth in Buyer’s Charter Documents, copies of which have been made available to Seller. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights or contracts, in any such case, obligating or which may obligate Buyer to issue, sell, purchase, return or redeem, or otherwise dispose of, transfer or acquire any shares of Buyer Stock or securities convertible or exchangeable for Buyer Stock, in each case, with or without payment of additional consideration in cash or property, either immediately upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency. Other than the Buyer Stock subject to issuance pursuant to Article I of this Agreement and shares reserved for issuance upon the exercise of options or other equity awards pursuant to employee or director stock plans of Buyer or pursuant to inducement grants under the Nasdaq Stock Market inducement grant exception in accordance with Nasdaq Listing Rule 5635(c)(4), there are no shares of Buyer Stock reserved for issuance. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar obligations and commitments of Buyer. No Person has any right to cause Buyer to effect the registration under the Securities Act of any securities of Buyer other than those securities which are currently registered on an effective registration statement on file with the SEC. As of the Closing Date, except for this Agreement and restrictions imposed by applicable Laws, there will be no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Buyer Stock subject to issuance pursuant to Article I of this Agreement.

3.6	SEC Filings; Financial Statements; Information Provided.

(a)    Buyer has timely filed all registration statements, forms, reports, schedules, prospectuses, proxy statements, certifications and other documents required to be filed by Buyer with the SEC in the past twenty-four (24) months. All such registration statements, forms, reports and other documents (including those that Buyer may file after the date hereof until the Closing and together with all exhibits and schedules thereto and documents incorporated by reference therein) are referred to herein as the “Buyer SEC Reports.” All of the Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and rules and regulations promulgated thereunder applicable to such Buyer SEC Reports and (iii) did not, or will not, at the time they were or are filed (or, if amended, as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b)    Since the date of the most recent Buyer SEC Report through the date hereof, (a) Buyer has conducted its business in the Ordinary Course of Business and (b) there has not been any Buyer Material Adverse Change.

3.7    Listing; Investment Company. The Buyer Stock is registered pursuant to Section 12(b) of the Exchange Act, and Buyer has not received any written notification that the SEC is contemplating terminating such registration. Buyer has not, in the past twenty-four (24) months, received written notice from the Nasdaq Stock Market to the effect that Buyer is not in compliance with the listing or maintenance requirements of such market or exchange. Buyer is not, and is not an Affiliate of, and immediately after the Closing, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.8    Taxes. Buyer and each of its Subsidiaries has properly filed on a timely basis all material Tax Returns required to be filed by Buyer and its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws and regulations. Buyer and each of its Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.

3.9    Compliance with Law. Each member of the Buyer Group and their respective predecessors have conducted in the past twenty-four (24) months, and are conducting, their business in compliance in all material respects with all applicable Laws. During the twenty-four
(24) months preceding the date hereof, no member of the Buyer Group has received any written communication (or, to Buyer’s Knowledge, any other communication) from any Governmental Authority or private party alleging material noncompliance with any applicable Law with respect to the Buyer’s business.

3.10    Unlawful Payments. The Buyer Group is in compliance in all material respects with the Anti-Bribery Laws.

3.11    Legal Proceedings. There is no pending or, to Buyer’s Knowledge, threatened material Legal Proceeding with respect to, against or affecting Buyer’s business, or any current or former officer, director or employee of any member of the Buyer Group in its, his or her capacity as such, or seeking to prevent or delay the transactions contemplated hereby, and no notice of any material Legal Proceeding, whether pending or threatened, has been received by any member of the Buyer Group. There are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against or involving Buyer’s business.

3.12    Contracts and Commitments. Each Contract to which a member of the Buyer Group is a party that is required to be disclosed in the Buyer SEC Reports pursuant to Item 601 of Regulation S-K under the Securities Act (each a “Buyer Material Contract”) has been timely disclosed and attached as an exhibit to the Buyer SEC Reports. Each Buyer Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of a member of the Buyer Group and, to Buyer’s Knowledge, each of the other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

3.13    Brokers and Agents. No broker or finder has acted for any member of the Buyer Group in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of any member of the Buyer Group, in each case except for circumstances where Seller would incur any liability.

3.14    No Other Representations or Warranties. Except as expressly provided in this Agreement and the Transaction Documents, Buyer does not make any representation or warranty about the Buyer Common Stock, whatsoever. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, (A) BUYER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR AS BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND (B) BUYER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT.

3.15    Non-Reliance. Buyer acknowledges, agrees, represents and warrants that neither Seller, its agents or representatives or any other Person acting on behalf of or in concert with Seller, has made or provided any representations, warranties, facts or information of any kind or nature, express or implied, oral or written, relating to Seller, the Products, the Acquired Assets or the Business or to its future or historical financial condition, performance, results, operations, assets, liabilities or prospects, or otherwise relating in any way to the subject matter of this Agreement, except as specifically set forth in Article II. Buyer also acknowledges, agrees, represents and warrants that it is not relying, and has not relied, on any representations, warranties, facts or information whatsoever except as specifically set forth in Article II, in its decision to enter into this Agreement and to proceed with the transactions contemplated by this Agreement.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1    Conduct of Seller Business Pending Closing. Between the date of this Agreement and the earlier to occur of the Closing and the termination of this Agreement in accordance with ARTICLE VII (the “Interim Period”) (except as expressly consented to in writing by Buyer, which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall
(x)conduct the Business in the Ordinary Course of Business, (y) use reasonable best efforts to maintain and preserve the Business and its organization intact, retain its present officers and employees and maintain and preserve its relationships with its officers and employees, suppliers, vendors, customers, licensors, licensees, distributors, regulatory authorities, creditors and others having business relations with it, and (z) maintain the tangible Acquired Assets, including those held under leases, in good working order and condition, ordinary wear and tear excepted.

Notwithstanding the foregoing or any other provision of the Transaction Documents, during the Interim Period (except as expressly consented to in writing by Buyer, which consent shall not, in the case of clause (a) below, be unreasonably withheld, delayed or conditioned), Seller shall not with respect to the Business:

(a)    make or agree to make any capital expenditures in excess of $50,000 individually, or $100,000 in the aggregate;

(b)    sell, assign, lease, sublease, license, sublicense, pledge or otherwise transfer or dispose of or grant any option or rights in, to or under, any Acquired Assets, other than (x) the manufacture, packaging, labeling, shipment, transport, distribution or commercial sale of Inventory, (y) the shipment, transport, distribution or provision of “free goods” Inventory under Seller’s Expanded Access Program or other patient assistance programs or (z) the Launch and related commercialization of the Products;

(c)    waive or release any right, or cancel, compromise, release or assign any obligations owed to Seller, related to or arising under the Acquired Assets;

(d)    amend, modify or waive any right of Seller under or terminate or enter into any Assigned Contract, or amend, modify or waive any right under any Transferred Permit;

(e)    enter into any other transaction, agreement or arrangement that is not negotiated at arm’s length and that would constitute an Assigned Contract;

(f)    commence a lawsuit or settle any material claim or litigation that relates to an Acquired Asset, an Assumed Liability or the Business (other than a lawsuit or claim by or against Buyer with respect to this Agreement);

(g)    revalue any of the Acquired Assets, including writing down or writing off the value of Inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(h)    with respect to Seller, elect to be treated other than as a partnership or disregarded entity for federal, state or local Tax purposes;

(i)    initiate any new or modify any ongoing preclinical study or clinical trial or other studies or tests of any of the Products other than in the Ordinary Course of Business or as required by the FDA or other applicable Governmental Authority or applicable Law;

(j)    enter into or perform under or make any contact with any Third Party with respect to any arrangement providing for a rebate with respect to any of the Products, other than applicable Governmental Authorities with respect to normal and customary government contracts; or
(k)    take, or agree (in writing or otherwise) to take, any of the actions described in this Section 4.1.

4.2	Information.

(a)    During the Interim Period, Seller shall, subject to applicable Laws, afford to the authorized Representatives of Buyer access to (i) all of the Acquired Assets and Product Books and Records and (ii) such additional financial and operating data and other information relating to the Business and the Acquired Assets as Buyer may from time to time reasonably request, including access upon reasonable request to the employees of Seller.

(b)    No later than twenty (20) days following the end of each calendar month prior to the Closing, Seller shall provide to Buyer the unaudited balance sheet of Seller as of the end of the most recently completed calendar month and the related unaudited statements of income and members’ equity and cash flows for the period from the beginning of Seller’s then- current fiscal year until the end of such month.

(c)    Seller and Buyer acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by Seller or any of Seller’s Affiliates to Buyer, or by Buyer or any of Buyer’s Affiliates to Seller, pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information provided to Buyer or its Affiliates relating to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information provided by or on behalf of Seller to Buyer thereunder and insofar as it imposes non-solicitation and standstill restrictions on Seller.

4.3	Exclusivity. During the Interim Period:

(a)    Seller shall not and shall cause its Representatives and Affiliates not to, directly or indirectly: (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Buyer) concerning any Acquisition Transaction,
(ii) except as may be required by applicable Law, furnish any information concerning the Business (or any portion thereof) or the Acquired Assets to any Person (other than Seller’s Representatives, Buyer and its Representatives) or (iii) engage in discussions or negotiations with any party (other than Seller’s Representatives, Buyer and its Representatives) concerning any Acquisition Transaction.

(b)    Seller shall and shall cause its Representatives and Affiliates to (i) immediately cease any discussions or negotiations of the nature described in Section 4.3(a) that were pending, (ii) immediately notify any party with which such discussions or negotiations were being held of such termination, (iii) immediately request in writing that all Persons to whom nonpublic information concerning Seller has been distributed on or prior to the date of this Agreement return or destroy such information to Seller as soon as possible, and (iv) refrain from entering into any Acquisition Transaction.

(c)	Seller shall and shall cause its Representatives and Affiliates to:
(i) promptly advise Buyer in writing of the receipt, directly or indirectly, of any inquiry, proposal or other materials, and of any discussions, negotiations or proposals relating to, an Acquisition Transaction received after the date hereof, (ii) promptly identify the offeror and (iii) promptly provide Buyer copies of all correspondence (including any indications of interest) and proposed written agreements, arrangements or understandings with respect to any Acquisition Transaction (and a description of any proposed oral agreements with respect thereto). Seller shall promptly advise Buyer of all subsequent communications relating to such proposal.

4.4	Notification of Certain Matters.

(a)    Seller shall give prompt notice (and, in any event, within two (2) Business Days) (a “Seller Notice”) to Buyer of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would or would be reasonably likely to cause any representation or warranty of Seller contained herein to be untrue or inaccurate in any material respect at any time at or prior to the Closing, or which would constitute a Seller Material Adverse Change, (ii) any event which would reasonably be expected to cause any of the conditions in ARTICLE VI not to be fulfilled, and (iii) any material failure of Seller to comply with or satisfy in a timely manner any covenant, condition or agreement to be complied with or satisfied by Seller hereunder. In the event that Seller delivers to Buyer a Seller Notice related to any event arising after the date of this Agreement (other than as a result of a Seller breach of Section 4.1 or 4.3), such Seller Notice may be accompanied by a supplement to the Seller Disclosure Schedule specifying such change or changes as are necessary to reflect the event that gave rise to such Seller Notice (a “Seller Disclosure Schedule Update”). If Seller delivers a Seller Disclosure Schedule Update, Buyer shall then have the right, during the period commencing on the date of receipt of such Seller Disclosure Schedule Update and ending on the date that is ten (10) Business Days thereafter to terminate this Agreement pursuant to Section 7.1(d) if the condition precedent set forth in Section 6.1(a) will not be fulfilled as a result of the matters, events or facts set forth in such Seller Disclosure Schedule Update. As of the Closing, if Buyer has not exercised its right to terminate this Agreement with respect to a Seller Disclosure Schedule Update that gives Buyer the right to terminate this Agreement pursuant to Section 7.1(d), then the Seller Disclosure Schedule will thereupon be deemed to be amended by such Seller Disclosure Schedule Update and the Buyer Indemnified Parties will be deemed to have waived any claim for indemnification pursuant to ARTICLE VIII based on any breach of representation or warranty that would have otherwise existed in the absence of such disclosure solely for the portion of any matter, event or fact disclosed in such Seller Disclosure Schedule Update. If the Seller Disclosure Schedule Update does not give Buyer the right to terminate this Agreement pursuant to Section 7.1(d) and this Section 4.4(a), then the Seller Disclosure Schedule will not be deemed to be amended by such Seller Disclosure Schedule Update and the Buyer Indemnified Parties will not be deemed to have waived any claim for indemnification pursuant to ARTICLE VIII.

(b)    Buyer shall give prompt notice (and, in any event, within two (2) Business Days) (a “Buyer Notice”) to Seller of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would or would be reasonably likely to cause any representation or warranty of Buyer contained herein to be untrue or inaccurate in any material respect at any time at or prior to the Closing, or which would constitute a Buyer Material Adverse Change, (ii) any event which would reasonably be expected to cause any of the conditions in ARTICLE VI not to be fulfilled, and (iii) any material failure of Buyer to comply with or satisfy in a timely manner any covenant, condition or agreement to be complied with or satisfied by Buyer hereunder. In the event that Buyer delivers to Seller a Buyer Notice related to any event arising after the date of this Agreement, such Buyer Notice may be accompanied by a supplement to the Buyer Disclosure Schedule specifying such change or changes as are necessary to reflect the event that gave rise to such Buyer Notice (a “Buyer Disclosure Schedule Update”). If Buyer delivers a Buyer Disclosure Schedule Update, Seller shall then have the right, during the period commencing on the date of receipt of such Buyer Disclosure Schedule Update and ending on the date that is ten (10) Business Days thereafter to terminate this Agreement pursuant to Section 7.1(e) if the condition precedent set forth in Section 6.2(a) will not be fulfilled as a result of the matters, events or facts set forth in such Buyer Disclosure Schedule Update. As of the Closing, if Seller has not exercised its right to terminate this Agreement with respect to a Buyer Disclosure Schedule Update that gives Seller the right to terminate this Agreement pursuant to Section 7.1(e) and this Section 4.4(b), then the Buyer Disclosure Schedule will thereupon be deemed to be amended by such Buyer Disclosure Schedule Update and the Seller Indemnified Parties will be deemed to have waived any claim for indemnification pursuant to ARTICLE VIII based on any breach of representation or warranty that would have otherwise existed in the absence of such disclosure solely for the portion of any matter, event or fact disclosed in such Buyer Disclosure Schedule Update. If the Buyer Disclosure Schedule Update does not give Seller the right to terminate this Agreement pursuant to Section 7.1(e), then the Buyer Disclosure Schedule will not be deemed to be amended by such Buyer Disclosure Schedule Update and the Seller Indemnified Parties will not be deemed to have waived any claim for indemnification pursuant to ARTICLE VIII.

4.5    Cause Conditions to be Satisfied. Subject to Section 4.6, each party shall (a) use reasonable best efforts to cause each of the conditions set forth in Article VI to be satisfied at or prior to the Closing; and (b) cooperate in filing all notices and obtaining all consents and approvals required by Section 1.4(a)(vi) (it being agreed that such filings and consents shall nonetheless be the responsibility of Seller).

4.6	Governmental Consents and Filing of Notices.

(a)    Within ten (10) Business Days after the date of this Agreement, Buyer and Seller will make all necessary filings and submissions under the HSR Act. Buyer and Seller will make all other filings required by the antitrust or competition Laws of any other jurisdiction as soon as practicable after the date of this Agreement. Buyer and Seller agree to comply with other reasonable requests for information from Governmental Authorities, to the extent required by applicable Law. Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act or to the applicable Law of any other jurisdiction by Buyer or Seller in connection with the transactions contemplated hereby, (ii) the Parties shall use reasonable best efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the Parties shall cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental Authorities, whether in person or telephonic, and regarding all written communications with Governmental Authorities, in each case in connection with the transactions contemplated hereby. The Parties agree to request early termination with respect to the waiting period prescribed by the HSR Act. Notwithstanding anything to the contrary in the Transaction Documents, Buyer shall be responsible for all filing fees incurred under the antitrust or competition Laws of any jurisdiction in connection with the transactions contemplated hereby.

(b)    Notwithstanding anything to the contrary contained herein, neither Buyer nor its Affiliates shall be required (and Seller shall not agree to any of the following (without the written consent of Buyer)) under this Section 4.6: (i) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of, hold separate or encumber before or after the Closing any assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or any of its Affiliates or the Business; (ii) to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Buyer or Seller or any of their Affiliates of any of their assets, licenses, operations, rights, product lines, businesses (including the Business) or interest therein; (iii) to consent to any agreement to take any of the foregoing actions; or (iv) to agree to any changes to or restriction on, or other impairment of Buyer’s ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or the Business.

4.7    Bulk Transfers Law. Each of Buyer and Seller hereby waives compliance with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

4.8    Products Launch. During the Interim Period, Seller may elect, in its discretion, to commence commercial sales, or commercial shipment, of any of the Products (the “Launch”).

ARTICLE V
OTHER COVENANTS

5.1	Cooperation in Litigation. In the event that a claim is asserted against any Party or any of its Subsidiaries or Affiliates with respect to any of the transactions contemplated hereby, the other Party shall cooperate in the defense of such claim. Each Party shall reasonably consult with the other Party regarding the defense of any proceedings or litigation relating to any of the transactions contemplated hereby.

5.2	Tax Matters.

(a)    Seller shall be responsible for and shall pay all Taxes of Seller and its Subsidiaries for all periods and all Taxes that relate to the Acquired Assets that were incurred in or are attributable to any Taxable period (or portion thereof) ending on or before the Closing Date. Seller and its Subsidiaries shall prepare and file, or cause to be prepared and filed, their Tax Returns for all periods and all Tax Returns that relate to the Acquired Assets for any Taxable periods ending on or before the Closing Date. Such returns will be prepared and filed in accordance with applicable Law and in a manner consistent with past practices.

(b)    Any personal property or similar Taxes applicable to the Acquired Assets for a Taxable period that includes but does not end on the Closing Date shall be paid by Buyer or Seller, as applicable, and such Taxes shall be apportioned between Buyer and Seller based on the number of days in the portion of the Taxable period that ends on the Closing Date (the “Pre- Closing Tax Period”) and the number of days in the entire Taxable period. Seller shall pay Buyer an amount equal to any such Taxes payable by Buyer which are attributable to the Pre- Closing Tax Period, and Buyer shall pay Seller an amount equal to any such Taxes payable by Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by Buyer or Seller if such Taxes are not identified by Buyer or Seller on or prior to the Closing Date).

(c)    All transfer, sales, and use Taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be borne equally by the Parties. Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, Seller will, and will cause its Subsidiaries to, join in the execution of any such Tax Returns and other documentation.

(d)    Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller (and their respective Subsidiaries, if any) shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a Pre- Closing Tax Period for a period of at least six years following the Closing Date. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets with respect to any Pre-Closing Tax Period.

5.3	Non-Competition, Non-Solicitation and Confidentiality.

(a)    Prohibited Activities. As further consideration for the purchase and sale of the Acquired Assets and the other transactions contemplated hereby:

(i)    Seller covenants and agrees with Buyer that it shall not, and shall cause its Affiliates not to, until the fifth (5th) anniversary of the Closing Date (the “Non- Competition Term”), directly or indirectly, for such Person or on behalf of or in conjunction with any other Person, engage in the Territory as an owner, Representative or otherwise, in any business, or in developing, selling, manufacturing, distributing or marketing, any product that is a steroid or anti-inflammatory for the treatment of Duchenne Muscular Dystrophy; provided that this Section 5.3(a) shall not prohibit Seller or any of its Affiliates from (x) owning shares of Buyer Common Stock (subject to Sections 5.12, 5.13 and 5.14), (y) owning less than five percent (5%) of the outstanding common stock of a company, the common stock of which is traded on a national stock exchange, or (z) owning and operating the Excluded Assets.

(ii)    Seller covenants and agrees with Buyer that it shall not, and shall cause its Affiliates not to, until the fifth (5th) anniversary of the Closing Date (the “Non- Solicitation Term”), directly or indirectly, for such Person or on behalf of or in conjunction with any other Person, (A) employ or hire away from Buyer any Restricted Person or (B) solicit or communicate with any Restricted Person for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Restricted Person away from Buyer; provided that this Section 5.3(a)(ii) shall not at any time prohibit (x) Seller from soliciting or hiring any Specified Restricted Person whose employment or other service providing relationship with Buyer was terminated by Buyer more than six (6) months prior to such time or (y) the placement of advertisements in publications of general circulation not directed at any Specified Restricted Person.

Each of the Non-Competition Term and the Non-Solicitation Term shall be automatically extended by the number of days that Seller is found to have been in violation of the provisions of this Section 5.3(a). For purposes of this Section 5.3(a), the term “Buyer” means Buyer and any present or future Affiliate of Buyer during the Non-Solicitation Term.

(b)    Confidentiality. Seller recognizes that by reason of (i) its ownership of the Business and (ii) the information provided by or on behalf of Buyer or any of its Affiliates to Seller in connection with the transactions contemplated hereby, Seller has acquired and/or will acquire Confidential Information, the use or disclosure of which could cause the Business, Buyer and/or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Seller covenants and agrees with Buyer that Seller will not, and will cause its Affiliates not to, at any time, directly or indirectly, use, disclose or publish, any Confidential Information, unless (A) such information becomes generally known to the public through no breach of this Section 5.3(b) by Seller or any of its Affiliates or (B) the disclosing Party is advised in writing by counsel that disclosure is required by Law or the order of any Governmental Authority of competent jurisdiction under color of Law; provided that prior to disclosing any information pursuant to clause (B) above, such Person shall, to the extent legally permissible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall, at Buyer’s expense, cooperate with efforts to prevent such disclosure.

(c)    Reasonable Restraint. Seller acknowledges, in connection with the prohibited activities restrictions herein that: (i) the covenants in this Section 5.3 impose a reasonable restraint in light of the activities the Business on the date of this Agreement and the current plans of Buyer, Seller and the Business; (ii) it is the intention of the Parties that the entire goodwill of the Business be transferred to Buyer as part of the transactions contemplated hereby;
(iii) that Seller and Buyer explicitly considered the value of the goodwill to be transferred and that such goodwill is valued as a component of the consideration to be paid by Buyer pursuant to the terms hereof; and (iv) that the covenants set forth in this Section 5.3 are a material and substantial part of the transactions contemplated hereby (supported by adequate consideration), and Buyer’s failure to receive the entire goodwill contemplated hereby would have the effect of significantly reducing the value of the Business to Buyer.

(d)    Reformation. If the courts of any one or more jurisdictions hold any of the covenants or agreements contained in this Section 5.3 to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all to the fullest extent which such courts deems reasonable and the Agreement shall thereby be reformed. If the courts of any one or more of such jurisdictions hold any of such covenants or agreements wholly unenforceable by reason of the breach of their scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect any Party’s right to relief provided in the courts of any other jurisdiction within the geographical scope of such covenants or agreements, with breaches of such covenants or agreements in such other jurisdiction being, for this purpose, severable into diverse and independent covenants.

(e)    Specific Performance. Seller acknowledges that Buyer will be irreparably harmed and that remedies at law would be inadequate for any actual or threatened breach (for the avoidance of doubt, “threatened breach” as used in this paragraph shall mean the anticipatory repudiation by a Party of its obligations under this Section 5.3) by Seller of any of the covenants or agreements contained in this Section 5.3. It is accordingly agreed that, in addition to any other remedies which may be available upon the actual or threatened breach of any such covenants or agreements, Buyer shall have the right to equitable relief (including in the form of injunctions and orders for specific performance (in each case, without the proof of actual damages) to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, Seller’s covenants and agreements contained in this Section 5.3, in any court having jurisdiction over the Parties and the matter. Seller agrees to waive any requirement for the security or the posting of any bond in connection with any such remedy or relief.

(f)    Independent Covenant. All of the covenants in this Section 5.3 shall be construed as an agreement independent of any other provision in the Transaction Documents, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. The Parties expressly acknowledge that the terms and conditions of this Section 5.3 are independent of the terms and conditions of any other agreements including any employment agreements entered into in connection with this Agreement. The covenants contained in Section
5.3    shall not be affected by any breach of any other provision hereof by any Party.

5.4    Transaction Confidentiality Agreements. Effective as of the Closing, (a) to the extent any right or interest of Seller under any Transaction Confidentiality Agreement is assignable without the consent of a Third Party, Seller hereby assigns to Buyer all rights and interests under any Transaction Confidentiality Agreement to which Seller is a party, and (b) to the extent any right or interest of Seller under a Transaction Confidentiality Agreement is not assignable without the consent of a Third Party, Seller agrees to enforce its rights under any such Transaction Confidentiality Agreement for the benefit of Buyer and its Affiliates as Buyer directs.

5.5	Further Assurances.

(a)    From time to time after the Closing Date, upon request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by the Transaction Documents, to put Buyer in possession and control of all of the Acquired Assets of a tangible nature and to vest Buyer with responsibility for all Assumed Liabilities; provided that Buyer shall not be required to pay any further consideration or amounts therefor.

(b)    If at any time or from time to time after the Closing, Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, shall receive or otherwise possess any asset or right (including cash) that should belong to Buyer, on the one hand, or Seller, on the other, pursuant to this Agreement, Seller or Buyer (as the case may be) shall promptly transfer, or cause to be transferred, such asset or right to the Person so entitled thereto. Prior to any such transfer in accordance with this Section 5.5(b), the Person receiving or possessing such asset shall hold such asset in trust for such other Person. Without limitation of the foregoing, in the event Seller or any of its Affiliates receives any payment in respect of any Acquired Asset or Buyer or any of its Affiliates receives any payment in respect of an Excluded Asset, Seller or Buyer (as applicable) shall promptly deliver such payment to an account designated in writing by Buyer or Seller (as applicable) by wire transfer of immediately available funds.

(c)    Buyer acknowledges that Seller intends to sell, transfer, assign or convey all or part of its rights to Contingent Payments under Section 1.6 of this Agreement to Marathon Holdings and/or its other Affiliates and then ultimately to a Third Party acquirer or acquirers of such contingent payment rights. Buyer hereby consents to any such sale(s), transfer(s), assignment(s) or conveyance(s) and agrees, in connection therewith, to, from time to time after the Closing Date upon the reasonable request of Seller and/or Marathon Holdings, (i) to reasonably assist with any due diligence with respect thereto or the execution thereof, including authorizing Seller to provide the Contingent Payment Reports to Marathon Holdings, Seller’s and Marathon Holdings’ respective Affiliates and/or such potential Third Party acquirer(s) (provided that Marathon Holdings, Seller’s and Marathon Holdings’ respective Affiliates and any such potential Third Party acquirer(s) execute and deliver to Buyer reasonable confidentiality agreements designated by Buyer) and providing access to Seller, Marathon Holdings and/or their respective Affiliates or such Third Party acquirer(s) to Buyer’s Product Books and Records and such additional financial and operating data and other information relating to the Business, as Seller and/or Marathon Holdings may from time to time reasonably request, and (ii) to execute, acknowledge and deliver all such other instruments and documents and take all such other actions required to consummate and make effective such transactions.

5.6    Sharing of Data. Buyer shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of Seller’s independent accountants), Tax records, correspondence, production records, employment records and other records that are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by Buyer for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, Tax, environmental, employment or other Laws. Seller shall not destroy any such books, records or accounts retained by it without first providing Buyer with the opportunity to obtain or copy such books, records, or accounts at Buyer’s expense. Promptly upon request by Buyer made at any time following the Closing Date, Seller shall authorize the release to Buyer of all files pertaining to the Acquired Assets or the Business held by any federal, state, county or local authorities, agencies or instrumentalities.

5.7    Use of Marathon Pharma Name. Seller shall not use, and shall not permit any Affiliate to use, the Marathon Pharma Name after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the Business. At the Closing, Seller shall amend its Charter Documents and other corporate records, if necessary, to comply with this provision.

5.8	Transitional Seller Labeling License.

(a)    Seller hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, non-transferable, non-sublicensable, royalty-free, paid-up, license in the Territory under the Seller Labeling, for use solely in connection with Buyer’s sale of the Inventory that is in Seller Labeling as of the Closing Date and included in the Acquired Assets (the “Seller Labeled Inventory”) in the Territory during the period commencing on the Closing Date and ending on the earlier of (i) the expiry of such Seller Labeled Inventory or (ii) the twenty-four (24) month anniversary of the Closing Date. Buyer acknowledges and agrees that the foregoing licenses are being granted solely for transitional purposes and Buyer shall therefore, notwithstanding the license periods provided for above for such licenses, use commercially reasonable efforts to transition away from so using the Seller Labeling as soon as reasonably practicable after the Closing Date. Promptly upon the expiration of the foregoing applicable license period, Buyer shall, and shall cause its Affiliates to, cease any and all use of the Seller Labelling and destroy and dispose of all Seller Labeled Inventory.

(b)    To the extent that Buyer is utilizing the transitional licenses set forth in Section 5.8(a), Buyer shall not (i) alter the Seller Labeling as used in the Seller Labeled Inventory (except as required by applicable Law); (ii) change in any way the style of the Seller Labeling as used in the Seller Labeled Inventory; or (iii) otherwise use the Seller Labeling in any manner other than as specifically provided in this Section 5.8.

(c)    Buyer acknowledges Seller’s ownership of the Seller Labeling, shall do nothing inconsistent with such ownership, and agrees not to challenge Seller’s title to the Seller Labeling. Nothing in this Agreement shall give Buyer any right, title or interest in the Seller Labeling other than the right to use the Seller Labeling strictly in accordance with this Section
5.8. All use of the Seller Labeling by Buyer under this Section 5.8 shall conform to the standards followed by Seller in operating the Business prior to the Closing Date, and Seller shall have the right to review the standards used by Buyer with respect to Buyer’s use of the Seller Labeling under this Section 5.8.

(d)    The Parties understand and agree that, in addition to all other legal remedies, Seller shall be entitled to immediate injunctive relief in order to enforce the terms of this Section 5.8.

(e)    Nothing in this Section 5.8, or any other provision of this Agreement or any provision of the Transaction Documents, shall grant Buyer any rights in any of Seller’s Internet domain names, registrations or applications for registration, or renewals thereof, registered in the United States or any other country or jurisdiction throughout the world, except as such Internet domain names, registrations or applications for registration, or renewals thereof are included as part of the Acquired Assets.

(f)    Buyer shall, at its own expense, use commercially reasonable efforts to cause the Products to be manufactured and packaged in Buyer Labeling and Buyer’s NDC numbers and released for marketing, sale and distribution in the Territory as soon as reasonably practicable after the Closing (including obtaining any required FDA approvals for the same).

5.9	Employees.
(a)    Between the date of this Agreement and the third (3rd) Business Day prior to the anticipated Closing Date, Buyer shall be permitted, at Buyer’s discretion, to interview and offer employment to any or all of the employees of Seller engaged in the Business, terminable at the will of Buyer. Attached hereto as Schedule 5.9(a) is a list of the employees of Seller engaged in the Business to whom Buyer has decided to offer employment on approximately the same aggregate compensation levels as they currently have with Seller (after taking into account, among other things, base salary, bonus, equity and equity-like incentives and other benefits and incentives); it being understood that Buyer may decide to offer employment to additional employees of Seller engaged in the Business after the date of this Agreement. On the Closing Date, prior to the Closing, Buyer shall deliver to Seller a list of the employees of Seller engaged in the Business to whom Buyer has offered employment, and who have accepted such offer of employment, pursuant to this Section 5.9(a) (together with any additional employees of Seller engaged in the Business who have outstanding offers of employment with Buyer as of the Closing Date and who accept such offers of employment from Buyer within five (5) Business Days after the Closing Date, the “Transferred Employees”). Seller hereby consents to the hiring of any such Transferred Employees and waives, with respect to the employment by Buyer of such Transferred Employees, any claims or rights Seller may have against Buyer or any such Transferred Employee under any non-competition, confidentiality or employment agreement.

(b)    From and after the Closing Date, Buyer shall, or shall cause its Subsidiaries to assume, honor, pay, perform and satisfy any and all Liabilities arising after the Closing in respect of each Transferred Employee, including under the Seller Separation Plan.

(c)    The Parties agree that COBRA liability shall follow the asset sale rules of Treas. Reg. section 54.4980B-9 that an individual who separates from service from Seller and as a result loses applicable coverage is an M&A qualified beneficiary, and that Seller shall have the responsibility to offer COBRA coverage to all M&A qualified beneficiaries.

5.10    Public Announcements and Communications. Except as may be restricted by applicable Law, the Parties shall provide notice and opportunity to consult regarding advocacy strategy with respect to the Business through December 31, 2017. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement except for the press release and other approved statements substantially in the form of Exhibit L attached hereto and such other press releases or public announcements relating to the subject matter of this Agreement as may be mutually agreed upon by the Parties.; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing party shall use reasonable best efforts to advise (a) Seller in the event that the disclosing party is Buyer or (b) Buyer in the event the disclosing party is Seller, and provide the applicable advised party with a copy of the proposed disclosure prior to making the disclosure).

5.11    Additional Post-Closing Covenants Regarding Adverse Event Reporting. From and after the Closing and at no cost to Buyer, Seller shall promptly forward or cause to be promptly forwarded to Buyer any adverse drug event calls or reports with respect to any of the Products.

5.12	Standstill.

(a)    For the duration of the Restricted Period, unless Buyer has specifically invited Seller to do so in writing, Seller shall not in any manner, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any acquisition of any securities (or beneficial ownership thereof) or assets of Buyer; (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of Buyer; (iii) negotiate with or provide any information to any Person (other than Seller’s Representatives in accordance with this Agreement) with respect to, or make any statement or proposal to any Person (other than Seller’s Representatives in accordance with this Agreement) with respect to, or make any public announcement or proposal or offer whatsoever with respect to, or act as a financing source for or otherwise invest in any other Persons in connection with, or otherwise solicit, seek or offer to effect any transactions or actions described, or take any action which might force Buyer to make a public announcement regarding any of the types of matters set forth in clause (i) above; or (iv) enter into any discussions or arrangements with any Third Party with respect to any of the foregoing.

(b)    Seller also agrees during the Restricted Period not to request Buyer (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 5.12 (including this sentence). Seller represents and warrants that, prior to the Closing, Seller does not own of record or beneficially, any voting securities of Buyer, or any securities convertible into or exercisable for any such voting securities.

(c)    Seller’s obligations under this Section 5.12 shall not apply in the event that and during the Restricted Period: (i) Buyer publicly announces that it has entered into an agreement with any Person or group which provides for (A) the acquisition by such Person or group of more than fifty percent (50%) of the Buyer Common Stock or all or substantially all the consolidated assets of Buyer or (B) any merger, consolidation or similar business combination pursuant to which more than fifty percent (50%) of the outstanding Buyer Common Stock would be converted into cash or securities of such Person or group (each, a “Third Party Acquisition”) until such time, if applicable, that such agreement is terminated in accordance with its terms; (ii) after the Governing Body of Buyer recommends that stockholders of Buyer tender their shares or vote in favor of a Third Party Acquisition until such time, if applicable, that such recommendation is withdrawn or terminated or expires in accordance with its terms; or (iii) after any Person or group acquires beneficial ownership of more than fifty percent (50%) of the outstanding Buyer Common Stock. The expiration or tolling of Seller’s obligations under this Section 5.12 shall not terminate or otherwise affect any other provision in this Agreement.

(d)    For the avoidance of doubt, the restrictions set forth in this Section 5.12 shall not restrict or otherwise limit Seller’s ability to transfer shares of Buyer Common Stock in accordance with Section 5.14.

5.13	Voting Agreement.

(a)    During the Restricted Period, other than as permitted by Section 5.13(b) with respect to Extraordinary Matters, in any vote or action by written consent of the stockholders of Buyer (including with respect to the election of directors), Seller shall vote or execute a written consent with respect to the Buyer Common Stock to which Seller or any member of the Seller Group is or may be entitled to vote at any meeting in accordance with the recommendation of the Governing Body of Buyer. In furtherance of this Section 5.13, Seller hereby irrevocably appoints Buyer and any individuals designated by Buyer (such designated individuals to be limited to the Chairman, Chief Executive Officer, Chief Financial Officer or Secretary of Buyer), and each of them individually, as the attorneys, agents and proxies, with full power of substitution and re-substitution in each of them, for Seller, and in the name, place and stead of Seller, to vote (or cause to be voted) in such manner as set forth in this Section 5.13 (but in any case, excluding any matter that is an Extraordinary Matter described in Section 5.13(b)) with respect to the Buyer Common Stock to which Seller is or may be entitled to vote at any meeting of Buyer held after the Closing Date, whether annual or special and whether or not an adjourned meeting (the “Irrevocable Proxy”). This Irrevocable Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of Seller or any member of the Seller Group and shall not be terminated by operation of Law upon the occurrence of any event. This Irrevocable Proxy shall operate to revoke and render void any prior proxy as to voting securities heretofore granted by Seller which is inconsistent herewith. Notwithstanding the foregoing, the Irrevocable Proxy shall be effective if, at any annual or special meeting of the stockholders of Buyer and at any adjournments or postponements of any such meetings, Seller
(A) fails to appear or otherwise fails to cause its voting securities of Buyer to be counted as present for purposes of calculating a quorum, or (B) fails to vote such voting securities in accordance with this Section 5.13, in each case at least two (2) Business Days prior to the date of such stockholders’ meeting. The Irrevocable Proxy shall terminate upon the earlier of the expiration or termination of the Restricted Period and, with respect to any share of Buyer Common Stock, the Disposition of such share to a Third Party not in violation of this Agreement.

(b)    Seller may vote, or execute a written consent with respect to, any or all of the voting securities of Buyer as to which they are entitled to vote or execute a written consent, as they may determine in their sole discretion, with respect to the following matters (each such matter being an “Extraordinary Matter”):

(i)	any transaction which would result in a Change of Control of
Buyer; and

(ii)    any liquidation or dissolution of Buyer.

(c)    In furtherance of Section 5.13(a), Seller and each member of the Seller
Group shall be present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all voting securities of Buyer as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

5.14	Restrictions on Dispositions.

(a)    During the Restricted Period, without the prior written approval of Buyer, Seller shall not Dispose of any shares of Buyer Common Stock; provided, however, that the foregoing restriction shall not prohibit, subject to compliance with Section 5.14(b), the other terms of this Agreement and applicable Laws, including applicable securities Laws, Seller, from
(i)making a distribution of shares of Buyer Common Stock to Marathon Holdings and its and Marathon Holdings’ respective equityholders which are “accredited investors” (as defined in Regulation D promulgated under the Securities Act) in connection with the liquidation and winding up of Marathon Holdings and/or Seller, in each case, in accordance with the applicable distribution provisions set forth in the Charter Documents of Marathon Holdings and Seller, and
(ii)at any time from and after the date that is six (6) months following the Closing Date until the date that is twelve (12) months following the Closing Date, Disposing of Buyer Common Stock in amounts during any three (3) month time period that do not exceed the limit provided in Rule 144(e)(1) under the Securities Act.

(b)    Seller shall cause any Person that acquires shares of Buyer Common Stock pursuant to Section 5.14(a)(i) that, together with such Person’s Affiliates, beneficially owns five percent (5%) or more of outstanding shares of voting stock of Buyer after giving effect to such acquisition, as a condition to such Disposition, to agree in writing with Buyer to be subject to and bound by all the restrictions and obligations set forth in Sections 5.12, 5.13 and
5.14 to the same extent as Seller. In furtherance and not in limitation of the foregoing, Seller shall cause each such Person to promptly execute and deliver to Buyer an irrevocable proxy, substantially in the form of Exhibit I attached hereto.

(c)Notwithstanding any other provision of this Section 5.14, this Section
5.14    shall not prohibit or restrict any Disposition of shares of Buyer Common Stock by Seller into (i) a tender offer by, or a merger involving, a Third Party which is not opposed by the Governing Body of Buyer (but only after Buyer’s filing of a Definitive Proxy Statement or Schedule 14D-9, or any amendment thereto, with the SEC disclosing the recommendation of the Governing Body of Buyer with respect to such tender offer) or (ii) an issuer tender or exchange offer by Buyer.

(d)At any time from and after the expiration of the Restricted Period, upon the written request of Seller notifying of its intention to Dispose of any of its respective Buyer Common Stock in accordance with this Section 5.14, the Buyer shall cause its legal counsel (whether in-house or outside legal counsel) to deliver to the Buyer’s stock transfer agent or other applicable Person, a legal opinion in the appropriate form of opinion, both forms of which are attached hereto as Exhibit J (the “Legal Opinion”), and shall instruct (and take any actions as may be necessary to cause) such stock transfer agent or other Person to remove any and all legends appearing on shares of Buyer Common Stock proposed to be Disposed of to any Third Party; provided, that Seller has first provided Buyer with an executed copy of a representation letter in the appropriate form of representation letter, both forms of which are attached hereto as Exhibit K. Buyer hereby acknowledges and agrees that the Legal Opinion shall satisfy any requirements for the form of an “opinion of counsel” referred to herein or in any of the Restrictive Legends from time to time.

5.15    Reports Under the Exchange Act. With a view to making available to the holders of the Buyer Common Stock the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Buyer to the public without registration, Buyer shall at all times beginning on the date that is six (6) months following the Closing Date until the date that is one (1) year following the Closing Date:

(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act;

(c)    furnish to Seller or any holder of the Buyer Common Stock that acquires shares of Buyer Common Stock pursuant to Section 5.14, which are marked with a legend restricting transfer thereof, so long as such holder owns any Buyer Common Stock, forthwith upon request: (i) to the extent accurate, a written statement by Buyer that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act; and (ii) such other information as may be reasonably requested in availing any such holder of any rule or regulation of the SEC that permits the selling of any such securities without registration; and

(d)    notify Seller in writing as soon as practicable in the event Buyer has failed to comply with, or reasonably believes it will be unable to comply with, subsections (a) and (b) above.

5.16	NDC Numbers, Product Returns, Rebates and Chargebacks.

(a)    NDC Numbers. Following the Closing Date, Buyer shall obtain its own NDC numbers for the Products as soon as reasonably practicable after FDA approval of the transfer of such Products’ NDA’s and, in any event, within thirty (30) Business Days after the Closing Date. Buyer shall use commercially reasonable efforts to have in place as soon as reasonably practicable after the Closing Date all resources such that sales of such Products (other than Seller Labeled Inventory) can be accomplished under the NDC numbers of Buyer. Thereafter, Buyer shall use the NDC numbers issued in Buyer’s (or its Affiliate’s) name on all inventory, invoices, orders and other communications with customers and Governmental Authorities with respect to sales of such Products (other than Seller Labeled Inventory).

(b)	Product Returns.

(i)    If Seller Elects to Launch the Products Prior to the Closing Date. The following shall apply if and only if Seller elects to Launch the Products prior to the Closing Date under and in accordance with Section 4.8 of this Agreement.

(A)    Seller shall be financially responsible for all costs associated with any customer or wholesaler returns of Products, if any, identified by lot or split- lot number (“Product Returns”), appropriately accepted under Seller’s returned goods policy at the time of such Product Returns for any Product that was sold on or before the Closing Date; provided, that Product Returns shall not include any Products sold by Buyer or its Affiliates or designees. Buyer shall be financially responsible for all costs associated with any Product Returns of any (1) Product included in Seller Labeled Inventory and (2) Product bearing Buyer’s

NDC numbers, in either case (1) or (2) that is sold after the Closing Date. Seller shall have delivered to Buyer at and as of the Closing Date a schedule containing the lot or split-lot number, as applicable, and units per lot of (x) the Products, if any, sold on or before the Closing Date and
(y)the Products included in Seller Labeled Inventory. Any Product Returns for (xx) Products included in the Seller Labeled Inventory and (yy) Product bearing Buyer’s NDC numbers, in either case (xx) or (yy) that is sold following the Closing Date will be made in accordance with Buyer’s returned goods policy at the time of such Product Return, unless otherwise mutually agreed by Buyer and Seller.

(B)    Except as set forth herein, Buyer shall be responsible for processing all Product Returns received after the Closing Date irrespective of when and by whom the returned Product was shipped and, in connection therewith, shall direct to Seller any wholesaler, distributor or customer seeking a Product Return of Product, if any, sold by Seller on or before the Closing Date but shall not make any refunds, grant any credits or take any other action with respect thereto.

(C)    Each Party agrees it will not take, directly or indirectly, any action that would provide any incentive or otherwise induce or motivate customers or wholesalers to return the Products, except as the Parties may otherwise mutually agree. In addition, notwithstanding anything to the contrary in this Section 5.16(b), Buyer agrees that Seller shall not bear any financial liability for Product Returns in excess of the financial liability that Seller would have borne under the return policies of Seller or its Affiliates in effect as of the Closing Date with respect to the Products, excluding, for example, for clarity, any additional financial liability for Product Returns arising from or related to changes implemented by Buyer or its Affiliates after the Closing in the return policies of Seller or its Affiliates with respect to the Products or differences in the return policies of Seller or its Affiliates effectuated with respect to the Products.

(D)    Procedures. Within thirty (30) days after the end of each calendar quarter, Buyer shall submit to Seller an invoice and supporting documentation relative to all Product Returns received during the preceding calendar quarter for which Seller is financially responsible pursuant to this Section 5.16(b). Such invoice and the supporting documentation shall set forth the following detail: (i) where applicable, the stock-keeping-unit number and lot or split-lot code of the returned Product and the date the returned Product was received by Buyer, if applicable; (ii) the name and address of the customer or wholesaler returning such returned Product; (iii) the reason given by such customer or wholesaler for the return, if applicable; (iv) the cost of performing such return, provided, however such cost shall include only the cost of replacing or refunding the returned Product (based on Seller’s cost of the returned Product as of the Closing Date). Unless Seller contests such invoice in accordance herewith, Seller shall remit the total invoiced amount to Buyer within thirty (30) days after its receipt of such invoice. In the event Seller in good faith disagrees with such invoice, the Parties shall, for a period not to exceed thirty (30) days, negotiate in good faith to resolve such dispute. In the event a resolution is not reached within two (2) Business Days after the end of such thirty (30)-day period, if such disputed amount exceeds $100,000, Seller and Buyer shall submit the items remaining in dispute for resolution to a mutually acceptable independent arbitrator for resolution by such arbitrator with a thirty (30)-day period. In the event the Parties cannot mutually agree on an independent arbitrator, Buyer and Seller shall each select an independent arbitrator, and direct such independent arbitrators to select a third arbitrator to resolve the dispute. The decision of such third arbitrator shall be binding upon the Parties and the resulting determination shall be final and binding upon the Parties. The Parties shall equally split the reasonable fees and expenses of any arbitrator associated with the resolution of such dispute.

(ii)    If Seller Elects Not to Launch the Products Prior to the Closing Date. If Seller elects not to Launch the Products prior to the Closing Date under and in accordance with Section 4.8 of this Agreement, (A) Buyer shall be financially responsible for all costs associated with any customer or wholesaler returns of all Products, regardless of whether they bear Seller’s NDC numbers or Buyer’s NDC numbers, including, but not limited to, Product included in the Seller Labeled Inventory and Product bearing Buyer’s NDC numbers, which returns shall be made in accordance with Buyer’s returned goods policy at the time of such return, unless otherwise mutually agreed by Buyer and Seller; and (B) Buyer shall be responsible for processing all such returns.

(c)    Government Rebates

(i)    If Seller Elects to Launch the Products Prior to the Closing Date. The following shall apply if and only if Seller elects to Launch the Products prior to the Closing Date under and in accordance with Section 4.8 of this Agreement. Responsibility for rebates relating to the sale of the Products pursuant to any government (federal or state) drug rebate programs (including, but not limited to, Medicaid and Medicare gap coverage plans) (“Government Rebates”) shall be allocated between Seller and Buyer as follows:

(A)    Seller shall be responsible for all Government Rebates relating to Products bearing Seller’s NDC numbers that can be identified by invoice or otherwise as having been sold by or on behalf of Seller prior to the Closing Date, and for Products bearing Seller’s NDC numbers that cannot be so identified, for any Government Rebate claims relating to Product sold or dispensed to customers prior to the Closing Date; provided, however, that notwithstanding anything in this Section 5.16(c) to the contrary, Buyer agrees that Seller shall not bear any financial liability for Government Rebates under this Section 5.16(c) in excess of the Government Rebate financial liability that Seller would have borne with respect to the sale of Products at Seller’s commercial prices for the Products in effect as of the Closing Date.

(B)    Buyer shall be responsible for all Government Rebates with respect to Products that can be identified by invoice or otherwise as having been sold by or on behalf of Buyer (including (1) Product bearing Seller’s NDC numbers and included in the Seller Labeled Inventory and (2) Product bearing Buyer Labeling or Buyer’s NDC numbers, in either case (1) or (2) that is sold after the Closing Date).

(ii)    If Seller Elects Not to Launch the Products Prior to the Closing Date. If Seller elects not to Launch the Products prior to the Closing Date, Buyer shall be solely responsible for and with respect to all Government Rebates relating to the Products, regardless of whether they bear Seller’s NDC numbers or Buyer’s NDC numbers, which includes, but is not limited to, all obligations to make any and all submissions, certifications, and payments (including, but not limited to, any penalties or late fees) related to such Government Rebates. Buyer shall: (A) ensure that Seller receives all Government Rebate-related correspondence or other notifications from the applicable Governmental Authority related to such Government Rebates; and (B) indemnify and hold harmless Seller from all liability arising from or with respect to such Government Rebates.

(d)	Commercial Rebates.

(i)	Seller does not offer commercial rebates with respect to the
Products.

(ii)	Buyer shall be responsible for all commercial rebates
(“Commercial Rebates”) offered, if any, following the Closing with respect to the Products, including (A) each Product bearing Seller’s NDC numbers and included in the Seller Labeled Inventory and (B) each Product bearing Buyer Labeling or Buyer’s NDC numbers, in either case
(A) or (B) that is sold after the Closing Date.

(e)	Chargeback Claims.

(i)    If Seller Elects to Launch the Products Prior to the Closing Date. The following shall apply if and only if Seller elects to Launch the Products prior to the Closing Date under and in accordance with Section 4.8 of this Agreement:

(A)    Seller shall process and be financially responsible for all chargeback claims (the “Chargeback Claims”) relating to Products bearing Seller’s NDC numbers that can be identified by invoice or otherwise as having been sold by or on behalf of Seller prior to the Closing Date. For Products that cannot be so identified, Seller shall process and be financially responsible for all Chargeback Claims relating to Product sold prior to the Closing Date and during the thirty (30)-day period following the Closing Date (the “Chargeback Tail Period”). The date on which Products shall be deemed to have been sold pursuant to the preceding sentence shall be the date on which it was shipped by the applicable wholesaler. Notwithstanding anything in this Section 5.16(e)(i) to the contrary, Buyer agrees that Seller shall not bear any financial liability for Chargeback Claims under this Section 5.16(e)(i) in excess of the Chargeback Claim financial liability that Seller would have borne with respect to the sale of Products at Seller’s commercial prices for the Products in effect as of the Closing Date, as evidenced by the applicable invoice date. Buyer shall process and be financially liable for all Chargeback Claims related to any other Products that can be identified by invoice or otherwise as having been sold by or on behalf of Buyer after the Closing Date, including (1) Products bearing Seller’s NDC numbers and included in Seller Labeled Inventory and (2) Products bearing Buyer’s NDC numbers, in either case (1) or (2) that is sold after the Closing Date. In addition, for Products that cannot be so identified, Buyer shall process and be financially responsible for Chargeback Claims relating to Product sold after the Chargeback Tail Period. The date on which Products shall be deemed to have been sold pursuant to the preceding sentence shall be the date on which it was shipped by the applicable wholesaler, as evidenced by the applicable invoice date. Seller shall utilize records from Third Party rebate administrators to demonstrate which chargebacks relate to the Products sold by the wholesaler or distributor, as evidenced in the invoice date within the Chargeback Claims, on, prior to or after the Closing Date or during or after the Chargeback Tail Period for purposes of determining Seller’s and Buyer’s obligations under this Section 5.16(e)(i).

(B)    Within fifteen (15) Business Days after the Closing Date, Buyer shall (1) (aa) cause the VA to approve the addition of the Products (including Seller Labeled Inventory) to Buyer’s Master Agreement/Pharmaceutical Pricing Agreement/Federal Supply Schedule Contract (“FSS”) or (bb) obtain an interim FSS contract in Buyer’s (or its Affiliate’s) name for the Products (including Seller Labeled Inventory); (2) obtain an interim Medicaid Drug Rebate Program Agreement in Buyer’s (or its Affiliates’) name with the Centers for Medicare and Medicaid Services; and (3) obtain a 340B Pharmaceutical Pricing Agreement in Buyer’s (or its Affiliates’) name with the Health Resources and Services Administration.

(C)    Buyer and Seller agree that (i) Seller’s financial liability for the Chargeback Claims shall be limited to those commercial customers with which Seller or any of its Affiliates has chargeback obligations as of the Closing Date, and (ii) any such chargebacks issued by Seller shall be made on terms and conditions comparable to Seller’s obligations as of the Closing Date with respect to each customer and shall be solely based on the terms and conditions of Seller’s agreements with the respective customer, as such terms and conditions existed as of the Closing Date.

(ii)    If Seller Elects Not to Launch the Products Prior to the Closing Date. If Seller elects not to Launch the Products prior to the Closing Date, Buyer shall be solely responsible for and with respect to all Chargeback Claims relating to the sale of the Products, regardless of whether they bear Seller’s NDC numbers or Buyer’s NDC numbers.

(f)    Within five (5) Business Days after each calendar month, Buyer shall provide to Seller or Seller’s designated Third Party vendor all information required for or with respect to any Government Rebates, Chargeback Claims or other government program calculations relating to Products marked with Seller’s NDC numbers. Seller or Seller’s designated Third Party vendor shall provide Buyer with Government Rebate invoices, which shall be due and payable in full by Buyer within five (5) Business Days to Seller’s designated bank account.

(g)    If either Party (the “Non-Responsible Party”) receives an invoice with respect to a Government Rebate, Commercial Rebate or Chargeback Claim that is the responsibility of the other Party (the “Responsible Party”), such Non-Responsible Party shall promptly provide a copy of such invoice and other relevant information (i.e., the State, NDC number, units involved, amount and such other information as may be reasonably requested) to the Responsible Party, and such Responsible Party shall have twenty (20) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such twenty (20)-day period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party’s behalf and the Responsible Party shall reimburse the Non- Responsible Party for such payment within thirty (30) days after receipt of an undisputed invoice therefor. If the Responsible Party provides such notice to the Non-Responsible Party within such twenty (20)-day period, then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed by the Responsible Party, the Non- Responsible Party shall not remit payment in respect of such invoice without the Responsible

Party’s prior written consent; provided that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party; provided, further, that, notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts, if any, that are finally owing following settlement of the related dispute.

5.17    Buyer Launch. If Seller elects not to Launch the Products prior to the Closing Date, Buyer agrees that it will Launch the Products in the United States within ten (10) days after the Closing Date.

5.18    Certain Financial Statements. Within twenty (20) days following the Closing, Seller shall deliver to Buyer the following financial statements and related notes to financial statements in a form that complies with the requirements of Item 9.01 of Form 8-K and Rule 3- 05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K: (i) balance sheets of the Business as of March 31, 2017, December 31, 2016 and December 31, 2015, (ii) a statement of operations, comprehensive income/(loss), group equity and cash flows of the Business for the two (2) year period ended December 31, 2016 and
(i)    a statement of operations, comprehensive income/(loss), and cash flows of the Business for the three (3) month periods ending March 31, 2017 and March 31, 2016. Such annual financial statements shall be accompanied by an unqualified opinion from Seller’s independent accounting firm stating that such financial statements present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations, comprehensive income/(loss), equity and cash flows, of the Business for the annual periods covered by such financial statements, in conformity with GAAP. Such interim financial statements shall also be reviewed in accordance with AICPA standards by Seller’s independent accounting firm. The cost of preparing such financial statements shall be borne by Seller. Following the Closing, Seller shall provide Buyer with such additional information, including reliance letters from Seller’s independent accounting firm, as Buyer may reasonably request in order to comply with the requirements for financial statements included in Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q filed under the Exchange Act, as applicable. Seller acknowledges that Seller’s failure to deliver the financial statements required under this Section 5.18 within twenty
(20) days following the Closing may adversely affect Buyer’s ability to perform its obligations under Section 5.15(a), and Seller hereby waives any claim that it may have under Section 5.15(a) to the extent that Buyer’s non-performance of its obligations thereunder result from Seller’s failure to deliver such financial statements.

ARTICLE VI CONDITIONS PRECEDENT

6.1	Conditions Precedent to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a)    Accuracy of Representations and Warranties. Each of the representations and warranties made by Seller (i) in Section 2.1 (due organization), 2.2 (authorization; no conflict) or 2.5(a) (assets), or in any other Section to the extent qualified by any Seller Material Adverse Change or other materiality (or equivalent) qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing, and (ii) in any Section (other than Section 2.1 (due organization), 2.2 (authorization; no conflict) or 2.5(a) (assets)) to the extent not qualified by any Seller Material Adverse Change or other materiality (or equivalent) qualification contained in such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and Buyer shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Seller, dated as of the Closing, to such effect.

(b)    Compliance with Covenants. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by Seller prior to the Closing; and Buyer shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Seller, dated as of the Closing, to such effect.

(c)    No Violation of Law. No Law shall be in effect that does or seeks to challenge, prohibit, make illegal, enjoin, restrain or prevent the consummation of the transactions contemplated hereby.

(d)    No Seller Material Adverse Change. There shall have occurred no result, occurrence, fact, change, event or effect that, individually or taken together with all other results, occurrences, facts, changes, events or effects, has had, or would reasonably be expected to have, a Seller Material Adverse Change.

(e)    Antitrust Approval. Any waiting period (and any extension thereof) under the HSR Act or under any other applicable domestic or foreign Law that suspends the right to close the transactions contemplated hereby shall have expired or terminated.

(f)    Regulatory Approval. With respect to any of the Products in the United States, (i) if Seller has elected to Launch, and has so Launched, the Products in the United States under Section 4.8, no voluntary drug recall of the Products shall have been initiated or agreed to by Seller and no drug recall of the Products shall have been mandated by any Governmental Authority (including under 21 CFR Part 7), (ii) no Governmental Authority shall have permanently prohibited the further clinical use or terminated the IND (including under 21 CFR
312.44 on grounds of safety) and (iii) no IND shall have been definitively converted to “inactive status” under 21 CFR 312.45 as a result of a clinical hold imposed by the FDA on grounds of safety.

(g)    Faes Farma License. The Faes Farma License shall have been assigned to Buyer or one of Buyer’s Affiliates.

(h)    Norphan Agreement. The Norphan Agreement shall have been bifurcated, with applicable portions thereof being assigned to Buyer or one of Buyer’s Affiliates.

(i)    MMA Act. After the date of this Agreement, the United States Secretary of Health and Human Services shall not have made a certification with respect to importation of prescription Ex-U.S. Products under the MMA Act (with commercial insurers agreeing to pay for such Ex-U.S. Products), which has caused a Seller Material Adverse Change.

(j)    Congress. After the date of this Agreement, the majority political party in either the United States House of Representatives or the United States Senate shall not have introduced and passed legislation permitting the importation of Ex-U.S. Products to the United States from Europe or Canada, which has caused a Seller Material Adverse Change.

(k)    FDA. After the date of this Agreement, the FDA shall not have amended any personal importation regulations or policies in a manner that would allow continued importation of any Ex-U.S. Products to the United States following FDA approval of the Product NDA’s in the United States (with commercial insurers agreeing to pay for such Ex-U.S. Products), which has caused a Seller Material Adverse Change.

(l)    Other Deliveries. Seller shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 1.4(a).

6.2    Conditions Precedent To Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a)    Accuracy of Representations and Warranties. Each of the representations and warranties made by Buyer (i) in Section 3.1 (due organization), 3.2 (authorization; no conflict), 3.4 (capitalization) or 3.5 (buyer stock), or in any other Section to the extent qualified by any Buyer Material Adverse Change or other materiality (or equivalent) qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing, and (ii) in any Section (other than Section 3.1 (due organization), 3.2 (authorization; no conflict), 3.4(capitalization) or 3.5 (buyer stock)) to the extent not qualified by any Buyer Material Adverse Change or other materiality (or equivalent) qualification contained in such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date) be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing; and Seller shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Buyer, dated as of the Closing, to such effect.

(b)    Compliance with Covenants. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement to be performed or complied with by Buyer prior to the Closing; and Seller shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Buyer, dated as of the Closing, to such effect.

(c)    No Violation of Law. No Law shall be in effect that does or seeks to challenge, prohibit, make illegal, enjoin, restrain or prevent the consummation of the transactions contemplated hereby.

(d)    No Buyer Material Adverse Change. There shall have occurred no result, occurrence, fact, change, event or effect that, individually or taken together with all other results, occurrences, facts, changes, events or effects, has had, or would reasonably be expected to have, a Buyer Material Adverse Change.

(e)    Antitrust Approval. Any waiting period (and any extension thereof) under the HSR Act or under any other applicable domestic or foreign Law that suspends the right to close the transactions contemplated hereby shall have expired or terminated.

(f)    Other Deliveries. Buyer shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 1.4(b).

ARTICLE VII
TERMINATION

7.1	Termination. This Agreement may be terminated at any time prior to the Closing solely:
(a)    by mutual written consent of Buyer and Seller;

(b)    by either Buyer or Seller if the Closing shall not have occurred by the
Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any provision of this Agreement results in or causes the failure of any of the conditions precedent set forth in Section
6.1 or Section 6.2 to be satisfied or the failure of the transactions contemplated hereby to be consummated;

(c)    by either Buyer or Seller, if any Governmental Authority shall have issued a final, non-appealable order, decree or ruling, or there shall exist any Law, in each case that prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated hereby;

(d)    by Buyer (if it is not in material breach of its representations, warranties, covenants and obligations under the Transaction Documents) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Seller set forth in the Transaction Documents, which breach or inaccuracy would cause any condition set forth in Section 6.1 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within ten (10) Business Days after the receipt of written notice thereof);

(e)    by Seller (if it is not in material breach of its representations, warranties, covenants and obligations under the Transaction Documents) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Buyer set forth in the Transaction Documents, which breach or inaccuracy would cause any condition set forth in Section 6.2 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within ten (10) Business Days after the receipt of written notice thereof);

(f)    by Buyer, under the circumstances provided for and in accordance with the provisions of Section 4.4(a); or

(g)    by Seller, under the circumstances provided for and in accordance with the provisions of Section 4.4(b).

7.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, this Agreement forthwith shall become void and of no further force or effect, and no Party (or any of its Affiliates or Representatives) shall have any liability or obligation hereunder, except (a) the provisions of Article IX (definitions) and the following Sections shall survive any such termination: 4.2(c) (continued effect of Confidentiality Agreement), 7.2 (effect of termination), 10.1 (notices), 10.2 (entire agreement), 10.3 (successors and assigns), 10.4 (counterparts; facsimile signatures), 10.5 (expenses and fees), 10.6 (governing law), 10.7 (submission to jurisdiction), 10.8 (dispute resolution), 10.10 (amendment; waiver), 10.11 (absence of third party beneficiary rights) and 10.12 (mutual drafting), and (b) nothing herein shall relieve any Party from liability for fraud or willful breach of the Transaction Documents prior to such termination.

ARTICLE VIII REMEDIES

8.1    Indemnification by Seller. If the Closing occurs, Seller covenants and agrees to defend and indemnify Buyer and its Affiliates and each of Buyer’s and its Affiliates’ respective Representatives (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) in respect of, and hold the Buyer Indemnified Parties harmless against and will compensate and reimburse the Buyer Indemnified Parties for, any and all Losses incurred or suffered by any Buyer Indemnified Party (regardless of whether such Losses relate to any Third Party Claim) resulting from, relating to or constituting:

(a)    any breach of or inaccuracy in any representation or warranty of Seller set forth in this Agreement or in the certificate delivered at Closing under Section 6.1(a);

(b)    any nonfulfillment or breach of any covenant or agreement on the part of Seller set forth in this Agreement; and

(c)	any Retained Liabilities.

8.2    Indemnification by Buyer. If the Closing occurs, Buyer covenants and agrees to defend and indemnify Seller and its Affiliates and each of Seller’s and its Affiliates’ respective Representatives (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) in respect of, and hold the Seller Indemnified Parties harmless against and will compensate and reimburse the Seller Indemnified Parties for, any and all Losses incurred or suffered by any Seller Indemnified Party (regardless of whether such Losses relate to any Third Party Claim) resulting from, relating to or constituting:

(a)    any breach of or inaccuracy in any representation or warranty of Buyer set forth in this Agreement or in the certificate delivered at Closing under Section 6.2(a);

(b)    any nonfulfillment or breach of any covenant or agreement on the part of Buyer set forth in this Agreement; and

(c)	any Assumed Liabilities.

8.3	Limitations on Indemnification Obligations.

(a)    Notwithstanding Section 8.1, there shall be no liability for indemnification under Section 8.1(a) unless the aggregate amount of Losses under this Agreement exceeds $1,400,000 (the “Seller Indemnification Threshold”), at which time Seller will be obligated to indemnify the Buyer Indemnified Parties with respect to the aggregate amount of all Losses described in Section 8.1(a) in excess of the Seller Indemnification Threshold; provided that the Seller Indemnification Threshold shall not apply in the case of (i) Fraud, or (ii) any breach of or inaccuracy in any representation or warranty made by Seller in any of the following Sections: 2.1 (due organization), 2.2 (authorization; no conflict), 2.5(a) (assets), 2.6 (taxes) and 2.18 (brokers and agents).

(b)    Notwithstanding Section 8.2, there shall be no liability for indemnification under Section 8.2(a) unless the aggregate amount of Losses thereunder exceeds
$1,400,000 (the “Buyer Indemnification Threshold”), at which time Buyer will be obligated to indemnify the Seller Indemnified Parties with respect to the aggregate amount of all Losses described in Section 8.2(a) in excess of the Buyer Indemnification Threshold; provided that the Buyer Indemnification Threshold shall not apply in the case of (i) Fraud or (ii) any breach of or inaccuracy in any representation or warranty made by Buyer in any of the following Sections:
3.1 (due organization), 3.2 (authorization; no conflict), 3.4 (capitalization), 3.5 (buyer stock) and
3.13 (brokers and agents).

(c)    The indemnification obligations of Seller under Section 8.1(a) shall be limited to $14,500,000 in the aggregate (the “Cap”), provided, however, that the Cap shall not apply in the case of Fraud or to Seller’s indemnification obligations under Section 8.1(a) for breaches of or inaccuracies in any representation or warranty set forth in Sections 2.1 (due organization), 2.2 (authorization; no conflict), 2.5(a) (assets), 2.6 (taxes) and 2.18 (brokers and agents), which obligations (when aggregated with Seller’s other indemnification obligations under Section 8.1(a)) shall be limited to an amount equal to the sum of (A) the Cash Consideration, (B) the value of the Stock Consideration on the Closing Date and (C) any

Contingent Payments, if, as and to the extent actually paid pursuant to Section 1.6 (items (A) through (C) collectively, the “Purchase Price”).

(d)    The indemnification obligations of Buyer under Section 8.2(a) shall be limited to an amount equal to the Cap, provided, however, that the Cap shall not apply in the case of Fraud or to Buyer’s indemnification obligations under Section 8.2(a) for breaches of or inaccuracies in any representation or warranty set forth in Sections 3.1 (due organization), 3.2 (authorization; no conflict), 3.4 (capitalization), 3.5 (buyer stock), 3.8 (taxes), 3.9 (compliance with law) and 3.13 (brokers and agents), which obligations (when aggregated with Buyer’s other indemnification obligations under Section 8.2(a))) shall be limited to an amount equal to the Purchase Price.

(e)    Notwithstanding anything to the contrary in this Agreement:(i) no Indemnified Party shall have any obligations under Section 8.1 or Section 8.2, as applicable, with respect to any matter for which any Indemnified Party is or would be entitled to indemnification under Section 8.1 or Section 8.2 (without giving effect to any limitations, including as to time, survival periods, deductibles, thresholds, caps, knowledge or materiality qualifiers); and (ii) if a Party is entitled to bring a claim under more than one provision of Section 8.1 or 8.2, as the case may be, such Party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification.

(f)    The amount of Losses recoverable by the Indemnified Party under this ARTICLE VIII shall be reduced, on a dollar-for-dollar basis, by the amount of any insurance proceeds received by the Indemnified Party in connection with a Claim under this ARTICLE VIII (net of any costs of obtaining such recovery and increases in premiums resulting from such Losses which are borne by the Indemnified Party).

(g)    The amount of Losses recoverable by the Indemnified Party under this Article VIII shall be net of the foreign, federal, state and/or local income Tax benefits actually realized by such Indemnified Party as a result of the incurrence, accrual or payment of the Loss which entitled such Indemnified Party to recover from the Indemnifying Party pursuant to this Article VIII.

(h)    Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach requiring a Party to indemnify as provided in Section 8.1 or Section 8.2, as applicable, and (ii) the Losses with respect thereto, each representation, warranty, covenant and agreement made by such Party (other than Section 2.4(b) (absence of changes); 3.6(a) (SEC filings; financial statements; information provided) and Section 3.6(b) (absence of changes)) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Seller Material Adverse Change or Buyer Material Adverse Change).

8.4    Survival and Expiration of Representations, Warranties, Covenants and Agreements. With respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 8.4 shall govern when any such claim may be brought.

(a)    The representations and warranties of Seller set forth in this Agreement, shall survive the Closing and, except in the case of Fraud, shall expire on the applicable dates specified in clause (i), (ii) or (iii) of this Section 8.4(a):

(i)    except as set forth in clause (ii) or (iii), of this Section 8.4(a), eighteen (18) months after the Closing Date;

(ii)    with respect to representations and warranties contained in Sections 2.1 (due organization), 2.2 (authorization; no conflict), 2.5 (assets) and 2.18 (brokers and agents), indefinitely; and

(iii)	with respect to representations and warranties contained in Section
2.6 (taxes) on the date that is thirty (30) days after the expiration of the federal, state, local or foreign statute of limitations applicable to the underlying claim;

Provided, however, that Claims validly asserted prior to the relevant expiry date provided for above shall survive such expiry until final resolution.

(b)    The representations and warranties of Buyer set forth in this Agreement, the Buyer Disclosure Schedule or any certificate delivered by or on behalf of Buyer in connection herewith shall survive the Closing and, except in the case of Fraud, shall expire on the applicable dates specified in clause (i), (ii) or (iii) of this Section 8.4(b):

(i)    except as set forth in clause (ii) or (iii) of this Section 8.4(b), eighteen (18) months after the Closing Date;

(ii)    with respect to representations and warranties contained in Sections 3.1 (due organization), 3.2 (authorization; no conflict), 3.4 (capitalization), 3.5 (buyer stock) and 3.13 (brokers and agents), indefinitely; and

(iii)	with respect to representations and warranties contained in Section
3.8 (taxes), on the date that is thirty (30) days after the expiration of the federal, state, local or foreign statute of limitations applicable to the underlying claim;

Provided, however, that Claims validly asserted prior to the relevant expiry date provided for above shall survive such expiry until final resolution.

(c)    All covenants and agreements of the Parties (whether set forth in this Agreement or agreement, certificate or other document delivered in connection herewith) not fully satisfied or waived prior to the Closing (including the obligations set forth in Sections 8.1 and 8.2) shall survive the Closing, continue in effect and expire in accordance with their respective terms.

(d)    If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved.

8.5    Indemnification Procedures. All claims for indemnification under this Article VIII (“Claims”) shall be asserted and resolved as follows:

(a)    In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any Party obligated to provide indemnification pursuant to Section 8.1 or 8.2 (the “Indemnifying Party”) which has been asserted against an Indemnified Party by a Third Party (a “Third Party Claim”), the following provisions shall apply:

(i)    The Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim, specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 8.5 of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which the Indemnifying Party may have to the Indemnified Party, except to the extent the failure to give such notice materially prejudiced the Indemnifying Party.

(ii)    If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall, within fifteen (15) days from delivery of the Claim Notice (the “Notice Period”), notify the Indemnified Party (A) whether or not such Indemnifying Party disputes the Liability to the Indemnified Party hereunder with respect to such Third Party Claim and (B) if such Indemnifying Party does not dispute such Liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. If, and for so long as, (x) the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third Party Claim, and (y) the Third Party Claim does not
(1) involve criminal liability or any admission of wrongdoing, (2) seek equitable relief or any other non-monetary remedy against the Indemnified Party, (3) involve any Governmental Authority as a party thereto or (4) involve an ad damnum that, taken together with the estimated costs of defense thereof, the claimed amount with respect to any unresolved claims for indemnification then pending (and amounts for claims previously satisfied by way of set off in accordance with Section 8.6), is greater than the Cap, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be diligently prosecuted by such Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (I) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (II) involves no admission of wrongdoing by the Indemnified Party or its Affiliates and (III) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense.

(iii)    If (A) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, or fails to diligently defend such Claims, or (B) the terms of this Agreement do not permit the Indemnifying Party to defend the Indemnified Party against such Third Party Claim, or (C) the Indemnified Party advises that there are issues that raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Party, or (D) the Indemnified Party has different or additional defenses available to it, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Third Party Claim in the Indemnified Party’s sole and absolute discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Losses of the Indemnified Party with respect thereto, including interest from the date such Losses were incurred.

(b)    Notwithstanding anything to the contrary herein, an Indemnified Party may make a claim hereunder even where the full amount of any Losses is not yet known, provided the Claim Notice sets forth the specific basis for any such claim to the extent then feasible.

8.6    Recourse Against Contingent Payments. Except for any Claims by a Buyer Indemnified Party arising from (a) Fraud, (b) a breach of the representations and warranties contained in Sections 2.1 (due organization), 2.2 (authorization; no conflict), 2.5 (assets) and
2.18 (brokers and agents), and (c) Claims under Sections 8.1(b) or 8.1(c), the sole recourse of the Buyer Indemnified Parties for any Losses shall be to set off such Losses against contingent payment amount owed to Seller under Section 1.6(a)(i) with respect to calendar years 2018 and 2019; provided, however, that, any Losses resulting from Claims described in clauses (b) and (c) shall be satisfied first from any proceeds then due and payable to Seller under Section 1.6(a)(i).

8.7    Exclusive Remedy. Absent Fraud, the Parties’ sole and exclusive remedy under this Agreement after the Closing with respect to the transactions contemplated hereby shall be indemnification provided in this ARTICLE VIII. Notwithstanding anything to the contrary, and without limiting the preceding sentence, in the event of Fraud by any Party, no limitations contained in this ARTICLE VIII shall apply to any Claims against such Party with respect to the matter that is the subject of such Fraud. Nothing in this Section 8.7 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance pursuant to Section 10.15 or other equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing). Seller and Buyer each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 8.7.

8.8    Tax Treatment. All indemnification payments made hereunder shall be treated by all parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.

ARTICLE IX
DEFINITIONS

9.1    Specific Definitions.

(a)    “Acquired Assets” means, collectively, solely the assets set forth below, to the extent owned or licensed by Seller:

(i)    the Products;

(ii)    all Inventories, wherever located, including consignment Inventory and Inventory held on order or in transit;

(iii)	all Seller Intellectual Property;

(iv)	all rights under Assigned Contracts;

(v)    all world-wide regulatory filings, marketing authorizations, permits, licenses, registrations, regulatory clearances, approvals, concessions, qualifications, registrations, certifications and similar items (“Permits”) that cover or are related to any of the Products or the Business, including those related to market, pricing or reimbursement approval of the Products in the Territory (the “Transferred Permits”), all of which as of the date hereof are set forth on Schedule 1;

(vi)	all Product Books and Records;

(vii)	all Product Materials and Data;

(viii)    all goodwill and going concern value primarily related to the Products, the Business and the other Acquired Assets;

(ix)	the Business Names and all goodwill associated therewith;

(x)
solely with respect to Transferred Employees, (i) who are commercial field personnel, the Microsoft surfaces and printers (if any) owned by Seller and currently used thereby and (ii) who are non-field personnel, the laptops (if any) owned by Seller and currently used thereby; and

(x)    Seller’s bottling machinery located at Faes Farma S.A. and described in Section 2.5(c) of the Seller Disclosure Schedule.

(b)    “Acquisition Transaction” means (i) any merger, liquidation, recapitalization, consolidation or other business combination, or acquisition or sale of securities or assets or any combination of the foregoing involving Seller, the Business, any of the Products or any Acquired Asset (excluding the transactions contemplated hereby), and (ii) any agreement, arrangement or understanding requiring Seller to abandon, terminate or fail to consummate any of the transactions contemplated hereby.

(c)    “AEI Pharma, LLC” means AEI Pharma, LLC, a Delaware limited liability company, as assignee of Norphan Pharmaceuticals, Inc.

(d)    “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. As used herein, “controls”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of the voting interests of such Person, through Contract or otherwise.

(e)    “Assigned Contracts” means all Contracts set forth on Section 2.10(a)(i) of the Seller Disclosure Schedule and any other Contract entered into on or after the date of this Agreement and on or prior to the Closing Date that primarily relates to the Products, the Business or the Acquired Assets.

(f)    “Assumed Liabilities” means the following (and only the following) liabilities of Seller, in each case to the extent relating to the Product, the Acquired Assets or the conduct of the Business after the Closing Date, and in each case solely to the extent not a Retained Liability: (i) all obligations of Seller arising after the Closing under the Assigned Contracts; provided that this clause (i) shall not encompass any such liabilities which relate to any breach of contract, breach of warranty, tort, infringement or violation of Law or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand arising at or prior to Closing; (ii) all obligations of Seller arising after the Closing under the Seller Separation Plan set forth on Schedule 2 and previously made available to Buyer and assumed by Buyer under this Agreement with respect to Transferred Employees, but only to the extent such obligations are payable to Transferred Employees pursuant to Section 5.9, and (iii) all obligations arising after the Closing to the extent related to the conduct by the Buyer and its Affiliates of the Business, including the manufacturing, using, developing, promoting, marketing, distributing, selling or offering to sell the Products.

(g)    “Benefit Arrangement” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits, other than salary or under a Benefit Plan, as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

(h)    “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one person.

(i)    “Bid” means any outstanding quotation, bid or proposal by Seller which, if accepted or awarded, would lead to a Contract with a Governmental Authority or a prime contractor or higher tier subcontractor to a Governmental Authority, for the design, manufacture or sale of products or the provision of services by Seller.

(j)    “Books and Records” means business records, financial books and records, sales order files, supplier lists, customer lists, dealer lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data and production and quality control records and formulations.

(k)    “Business” means the research, development, manufacture, distribution, marketing, use and sale of any of the Products in the Territory including under the trademark of EMFLAZA, and the Exploitation of assets related thereto, as now or previously conducted, or currently proposed to be conducted by Seller.

(l)    “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Wilmington, Delaware or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

(m)    “Business Names” means the Marathon Pharma Name and the other business names, brand names, marketing names, trade names, trademarks, service marks and domain names primarily related to or used in connection with the Business, including the name “Emflaza” and any other business name, brand name, marketing name, trade name, trademark, service mark and domain name that includes the word “Emflaza” and any and all other derivatives thereof, including any registrations and/or applications for registration of the foregoing.

(n)    “Buyer Closing Trading Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Buyer Common Stock on the Nasdaq Stock Market, for the consecutive period of fifteen (15) trading days beginning on the opening of trading on the seventeenth (17th) trading day immediately preceding the Closing Date and concluding at the close of trading on the third (3rd) trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.”

(o)    “Buyer Common Stock” means the common stock, $0.001 par value per share, of Buyer.

(p)	“Buyer Group” means the Buyer and its Subsidiaries.

(q)    “Buyer Labeling” shall mean trade dress, the printed labels, labeling and packaging materials, including mock-ups, printed cartons, carton and container labels and package inserts, used by Buyer and bearing Buyer’s name, logo or NDC number for, or in connection with, the packaging and labeling of the Products.

(r)    “Buyer Licensed Intellectual Property” means all Intellectual Property used in Buyer’s conduct of its business.

(s)    “Buyer Material Adverse Change” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would reasonably be expected to have a material adverse effect on (i) any member of the Buyer Group, their respective businesses, conditions, assets and liabilities, or (ii) the ability of Buyer to consummate the transactions contemplated hereby or to perform its obligations hereunder; provided, however, that, for purposes of clause (i), none of the following, to the extent arising after the date hereof, shall be deemed in itself, or in any combination with another item listed below as an exception, to constitute, and none of the following, to the extent arising after the date hereof, shall be taken into account in determining whether there has been or will be, a Buyer Material Adverse Change: (a) any changes in the United States or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (b) any fluctuations in prices of commodities used or purchased by Buyer; (c) any changes generally affecting the industry in which Buyer participates; (d) any changes required by GAAP; (e) any changes in, or required by, applicable Laws; (f) any effect of earthquakes, hurricanes, floods or other natural disasters; (g) any effect attributable to the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties or their Affiliates; (h) any effect of acts of war (whether or not declared), armed hostilities, sabotage or terrorism; (i) any failure of any member of the Buyer Group to meet any projections, estimates or budgets for any period; and (j) any changes (in and of itself) in the market price or trading volume of the Buyer Common Stock, except, in the case of clauses (a) through (f) and (h), to the extent Buyer is disproportionately adversely affected thereby as compared to other companies in the industry in which Buyer operates.

(t)    “Buyer Preferred Stock” means the preferred stock, $0.001 par value per share, of Buyer.

(u)	“Buyer Stock” means the Buyer Common Stock and the Buyer Preferred
Stock.

(v)	“Buyer’s Knowledge” means the actual knowledge of each Person named on Schedule 3 as to any matter in question.

(w)    “cGMP” means the then-current good manufacturing practices required by the FDA, as set forth in 21 C.F.R. Parts 210 and 211 and related guidance.

(x)    “Change of Control” means (i) the acquisition by any Third Party of more than fifty percent (50%) of the Buyer Common Stock or all or substantially all the consolidated assets of Buyer; (ii) any merger, consolidation or similar business combination pursuant to which more than fifty percent (50%) of the outstanding Buyer Common Stock would be converted into cash or securities of such person or group; or (iii) the stockholders of Buyer approve a plan of complete liquidation of Buyer, or an agreement for the sale or disposition by Buyer of all or substantially all of Buyer’s assets.

(y)    “Charter Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.

(z)	“Code” means the Internal Revenue Code of 1986.

(aa)    “Confidentiality Agreement” means the confidentiality agreement, dated November 1, 2016, by and between Seller and Buyer.

(bb)    “Confidential Information” means, as to any Person, any information not generally known outside such Person that may be of value to such Person including information that has not been disclosed to the public or to the trade with respect to such Person’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs or profits associated with any of such Person’s products or services), business plans, lease structures, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, but excludes any information already properly in the public domain. “Confidential Information” also includes confidential and proprietary information and trade secrets that Third Parties entrust to such Person in confidence.

(cc)    “Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other commitment, whether written or oral.

(dd)    “Disposition” or “Dispose of” shall mean any (i) pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Buyer Common Stock, including any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Buyer Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.
(ee)        “ERISA” means the Employee Retirement Income Security Act of 1974. (ff)        “Exchange Act” means the Securities Exchange Act of 1934, as amended. (gg)    “Excluded Assets” means all assets of Seller other than the Acquired
Assets, including the Priority Review Voucher and the P2X7 asset.

(hh)    “Exploit”, including with correlative meaning the term “Exploitation”, means research, develop, design, test, modify, make, use, sell, have made, used and sold, import, market, promote, package, label, distribute, commercialize, transport, store, display, reproduce, support, maintain, modify and create derivative works.

(ii)    “Ex-U.S. Product” means any pharmaceutical product sold by a Third Party not authorized by or on behalf of Buyer that (i) contains deflazacort as its active pharmaceutical ingredient or (ii) is “a therapeutic equivalent” to the Product as such term is used in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research or any successor publication.

(jj)    “Faes Farma License” means the Exclusive License and Supply Agreement, dated as of May 12, 2015, between Faes Farma S.A. and Marathon Pharmaceuticals, LLC, as amended.

(kk)    “FDA” means the U.S. Food and Drug Administration.

(ll)    “Financial Statements” means the Financial Statements described in Section 2.3(a) and each financial statement delivered pursuant to the first sentence of Section 4.2(b).

(mm)    “Fraud” means common law fraud under the Laws of the State of Delaware.

(nn)    “GAAP” means U.S. generally accepted accounting principles.

(oo)    “Governing Body” means the board of directors, manager, member, member representative, general partner or other governing body of a Person that is not a natural person.

(pp)    “Governmental Authority” means (i) any federal, state, local or foreign governmental or quasi-governmental authority, (ii) any executive or legislative or judicial branch thereof, (iii) any municipality or subdivision thereof, (iv) any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality or (v) any applicable self-regulatory organization.

(qq)    “HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.

(rr)    “IND” means an investigational new drug application filed with the FDA pursuant to 21 C.F.R., Part 312.

(ss)    “Intellectual Property” means the following subsisting throughout the world: (i) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (collectively, “Patent Rights”); (ii) registered trademarks and service marks, logos, Internet domain names, corporate names, domain names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (collectively, “Trademarks”), and all goodwill in the foregoing; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the

Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, discoveries, trade secrets, technical information, know-how, processes, techniques, technologies, formulations, specifications, research and development information, scientific data and other data and results, whether patentable or non-patentable, whether copyrightable or non- copyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(tt) “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing, in each case primarily relating to the Products.

(uu)    “Inventory” means all inventories, including inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and non-salable inventory, in each case relating primarily to the Products.

(vv)    “IRS” means the U.S. Internal Revenue Service.

(ww)    “Law” means each applicable law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority, including the common law.

(xx)    “Legal Proceeding” means any civil, criminal or administrative action, suit, arbitration, demand, claim, complaint, hearing, inquiry, demand letter, warning letter, proceeding, notice of violation, investigation or information request of or before any Governmental Authority or before any arbitrator.

(yy)    “Liability” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.
(zz)    “Licensor” means any licensor of Seller Licensed Intellectual Property. (aaa)    “Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

(bbb)    “Losses” means all liabilities, losses, claims, damages (including direct, consequential, incidental and/or special damages) and costs and expenses (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation); provided, however, that in no event shall “Losses” include (i) any lost profits, damages based on a multiple of earnings, cash flow, revenue or other metric, consequential damages, indirect damages, diminution in value damages or special or exemplary damages and (ii) punitive damages, except in any such case to the extent actually paid or payable to a Third Party.

(ccc)    “Marathon Pharma Name” means the names “Marathon”, “Marathon Pharma”, “Marathon Pharmaceuticals” or any variant thereof.

(ddd)    “MMA Act” means the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

(eee)    “NDA” means a new drug application filed with the FDA pursuant to 21 C.F.R., Part 314 to market a new drug.

(fff)    “NDC” means the unique, three-segment National Drug Code issued by the FDA that serves as a universal product identifier for pharmaceuticals.

(ggg)    “Net Sales” means, for any period, the amount invoiced by Buyer, its Affiliates and their sublicensees with respect to the sale of the Product, less the following deductions, which shall be calculated by Buyer in accordance with GAAP, consistently applied; provided, that the cumulative amount of the following deductions may not exceed nineteen percent (19%) of gross amounts collected with respect to the sale of the Product: (i) normal, customary trade discounts (including volume discounts), credits, chargebacks, reductions and rebates; (ii) actual adjustments for rejections, recalls, outdated products or returns (in each event whether voluntary or required); (iii) credits actually given for wastage replacement, Medicare/Medicaid or other governmental rebates, (iv) annual fees due under Section 9008 of PPACA allocable to sales of such Product; and (v) normal and customary service fees paid to Third Party distributors and wholesalers for maintaining agreed inventory levels and providing other bona fide services. In addition, Products utilized in clinical trials and Products provided at no cost pursuant to indigent patient, compassionate use and similar programs will not be counted as Net Sales.

(hhh)    “Norphan Agreement” means the Asset Acquisition Agreement, dated as of January 31, 2013, by and between Marathon Pharmaceuticals, LLC and Norphan Pharmaceuticals, Inc.

(iii)    “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

(jjj)    “Permitted Liens” means (i) any Lien for Taxes that are not yet due and payable, (ii) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred in the Ordinary Course of Business, and (iii) in the case of real property, any minor imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not materially detract from the use of the property encumbered thereby.

(kkk)    “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.

(lll)    “PPACA” means the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) (or any successor legislation).

(mmm) “Priority Review Voucher” means the priority review voucher issued by the FDA to Seller with tracking number PRV NDA 208684, as the sponsor of a rare pediatric disease product application for Emflaza(tm) (deflazacort) (“Emflaza”), that entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(l) of the FDA Act or a single biologic application submitted under Section 351 of the Public Health Service Act, as further defined in the FDA Act (21 U.S.C. 360ff).

(nnn)    “Product” means (i) the finished pharmaceutical compositions approved by the FDA in NDA #208684 and NDA #208685 for the treatment of Duchenne Muscular Dystrophy and (ii) any improvements, modifications, derivatives, formulations, combination products and line extensions of such pharmaceutical compositions owned or controlled by Seller and in existence as of the date of this Agreement or as of the Closing Date, including all forms of such pharmaceutical compositions in existence or under research or in development as of the date of this Agreement or as of the Closing Date or at any time during the twelve (12) months prior to the Closing.

(ooo)    “Product Books and Records” means the Books and Records of Seller relating primarily to the Products, the Business or the Acquired Assets.

(ppp)    “Product Materials and Data” means, to the extent relating primarily to the Products, (i) all advertising, promotional, selling, marketing and market research materials;
(ii) all data and internal databases used by commercial analytics; (iii) all medical affairs plans and materials; (iv) all employee training materials for the sales force for the Products; (v) documentation regarding any sales force automation systems implemented for the Products (to the extent transferable); (vi) all patient education materials relating to the Products; (vii) all technical and quality documentation with respect to the manufacturing, storage and distribution of the Products; (viii) all clinical study protocols and investigator brochures for the Products; in each of the foregoing cases ((i) through (viii), (xx) in their existing form or format and (yy) to the extent, existing and controlled by Seller as of the Closing.

(qqq) “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

(rrr)    “Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, subcontractors, leased employees, volunteers, temporary workers, equityholders, accountants, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

(sss)    “Restricted Person” means any Person who is, at that time, or who has been, within six (6) months prior to that time, within the Territory, an employee, contractor, subcontractor, consultant or sales representative of Buyer.

(ttt)    “Restricted Period” means the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date.

(uuu)    “Retained Liabilities” means any and all Liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of Seller which are not Assumed Liabilities.

(vvv)    “SEC” means the U.S. Securities and Exchange Commission. (www) “Securities Act” means the Securities Act of 1933, as amended.

(xxx)    “Seller Bank Indebtedness” means the aggregate amount of (i) any obligations of Seller for borrowed money, or with respect to deposits or advances of any kind to Seller, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness, (ii) any obligations of Seller evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of Seller upon which interest charges are customarily paid (excluding trade accounts payable), (iv) any obligations of others secured by any Lien (other than a Permitted Lien) on property or assets owned or acquired by Seller, whether or not the obligations secured thereby have been assumed, (v) any obligations of Seller under interest rate or currency swap transactions, (vi) any amounts owed with respect to drawn letters of credit issued for the account of Seller, (vii) any guaranties or arrangements having the economic effect of a guaranty by Seller of any indebtedness of any other Person and (viii) any accrued interest or penalties on any of the foregoing.

(yyy)    “Seller Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by Seller or with respect to which Seller has or may have any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, managers, employees, officers, agents or service providers of the Business.

(zzz)    “Seller Benefit Plan” means any Benefit Plan for which Seller is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan Seller maintains or has previously maintained or to which it is obligated to make payments or has or may have any current or future Liability, in each case with respect to any present or former employees of the Business and any Seller Benefit Plan that meets, purports to meet or is intended to meet the requirements of Section 401(a) of the Code.

(aaaa) “Seller Group” means Seller and its Affiliates.

(bbbb) “Seller Inbound IP Licenses” means, collectively, (i) each license or agreement pursuant to which Seller Exploits each item of Seller Licensed Intellectual Property (excluding currently-available, off-the-shelf software programs that are part of the Seller Internal Systems and are licensed by Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $25,000), (ii) each agreement, contract, assignment or other instrument pursuant to which Seller has obtained any joint or sole ownership interest in or to any item of Seller Owned Intellectual Property, and (iii) each agreement, contract or other instrument pursuant to which Seller has obtained any ownership or license interest in Intellectual Property developed by a consultant, software or hardware developer or vendor.

(cccc) “Seller Intellectual Property” means all Intellectual Property primarily used in (i) Seller’s Exploitation of any of the Products, (ii) Seller’s Exploitation of the Seller Internal Systems and (iii) Seller’s conduct of the Business in all material respects in the manner currently conducted, including all Seller Licensed Intellectual Property and all Seller Owned Intellectual Property.

(dddd) “Seller Internal Systems” means, with respect to any Person, the software, laboratory equipment, materials and test, calibration and measurement apparatus used by Seller in the Business or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test any of the Products, whether located on the premises of Seller or a third party site.

(eeee)    “Seller Labeling” shall mean the trade dress, printed labels, labeling and packaging materials, including mock-ups, printed cartons, carton and container labels and package inserts, used by Seller and bearing Seller’s name or logo or Seller’s NDC number and/or Seller marks for, or in connection with, the packaging and labeling of the Products.
(ffff)    “Seller Leased Real Property” means the Real Property leased by Seller. (gggg) “Seller Licensed Intellectual Property” means all Intellectual Property that is licensed to Seller by any Third Party and that is primarily used or intended to be used in the conduct of, or otherwise primarily related to, the Business.

(hhhh) “Seller Material Adverse Change” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, has had or would reasonably be expected to have a material adverse effect on (i) the Business, the Products or the Acquired Assets, or (ii) the ability of Seller to consummate the transactions contemplated hereby or to perform its obligations hereunder; provided, however, that, for purposes of clause (i), none of the following, to the extent arising after the date hereof, shall be deemed in itself, or in any combination with another item listed below as an exception, to constitute, and none of the following, to the extent arising after the date hereof, shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Change: (a) any changes in the United States or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (b) any fluctuations in prices of commodities used or purchased by Seller; (c) any changes generally affecting the industry in which Seller participates; (d) any changes required by GAAP; (e) any changes in applicable Laws; (f) any effect of earthquakes, hurricanes, floods or other natural disasters; (g) any effect attributable to the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties or their Affiliates; (h) any effect of acts of war (whether or not declared), armed hostilities, sabotage or terrorism; and (i) any failure by Seller or the Business to meet any projections, estimates or budgets for any period, except, in the case of clauses (a) through (f) and clause (h), to the extent Seller is disproportionately adversely affected thereby as compared to other companies in the industry in which Seller operates.

(iiii)    “Seller Outbound IP Licenses” means, collectively, each license, covenant or other agreement pursuant to which Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property.

(jjjj)    “Seller Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Seller, in whole or in part, primarily used in the conduct of, or otherwise primarily related to, the Business.

(kkkk) “Seller’s Knowledge” means the actual knowledge of each Person named on Schedule 4 as to any matter in question.

(llll)    “Specified Restricted Persons” means Restricted Persons who are not management or other key employees of Seller.

(mmmm)    “Stock Consideration” means an aggregate number of newly issued shares of Buyer Common Stock equal to the quotient of (i) $65,000,000 divided by (ii) the Buyer Closing Trading Price, as such number of shares may be adjusted pursuant to Section 1.1(d); provided, that all Stock Consideration shall be made only in whole shares, and any fractional shares shall be rounded down to the nearest whole share.

(nnnn) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of capital stock, or other equity interests representing (A) fifty percent (50%) or more of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive fifty percent (50%) or more of the dividends or income distributed to the holders of outstanding capital stock or other ownership interests of such entity or (C) the right to receive fifty percent (50%) or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, (ii) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority) or (iii) of which such Person has power to appoint the governing body or over which such Person otherwise has control or approval rights.

(oooo) “Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means any and all taxes, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add- on minimum, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, franchise, customs duties, estimated and other charges of any kind whatsoever in the nature of tax and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

(pppp)    “Tax Return” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(qqqq) “Termination Date” means July 15, 2017.

(rrrr)    “Territory” means the entire world; provided, however, that notwithstanding the foregoing, solely for purposes of the representations and warranties of Seller set forth in Article II, the term “Territory” shall be limited to those jurisdictions in which the Transferred Permits listed in Schedule 1 exist as of Closing.

(ssss)    “Third Party” shall mean any Person other than Seller or any Affiliate of Seller or Buyer or any Affiliate of Buyer.

(tttt)    “Transaction Confidentiality Agreement” means any right or interest of Seller under any confidentiality agreement with another potential purchaser of all or any part of Seller, the Business, the Products or the Acquired Assets.

(uuuu) “Transaction Documents” means this Agreement and each of the other agreements and instruments contemplated hereby to be executed on the date hereof or on the Closing Date by Seller, Buyer and/or any of their respective Affiliates. The Transaction Documents include the instruments of conveyance described in Section 1.4(a)(i), the Instruments of Assumption described in Section 1.4(b)(iii), the Seller FDA Letter and the Buyer FDA Letter.

(vvvv) “United States” means the United States of America and its territories and possessions.

(wwww)    “WARN Act” means the Worker Adjustment and Retraining
Notification Act of 1988.

9.2    Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

9.3    Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”,

“Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “predecessor” shall, when used with respect to any Person, mean such Person’s predecessors and any other Person for whose conduct such Person is or may be responsible. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When reference is made in this Agreement to information that has been “made available” to Buyer, that shall consist of only the information that was (a) contained in Seller’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement or (b) delivered to Buyer or its counsel. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion.

ARTICLE X GENERAL
10.1    Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by electronic mail or by nationally recognized overnight courier service, as follows:

(a)	If to Buyer:

PTC Therapeutics, Inc. 100 Corporate Court South Plainfield, NJ 0708
Attention: Mark E. Boulding Exec. VP and Chief Legal Officer legal@ptcbio.com

(b)	If to Seller:
Marathon Pharmaceuticals, LLC 1033 Skokie Boulevard
Suite 600
Northbrook, IL 60062 Attention: General Counsel

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered or emailed, (ii) one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service and (iii) if given by any other means, shall be deemed given only when actually received by the addressees.

10.2    Entire Agreement. This Agreement (which includes the Seller Disclosure Schedule, the Buyer Disclosure Schedule, the other Schedules hereto and the Exhibits hereto), the other Transaction Documents, the Confidentiality Agreement and all other agreements contemplated hereby sets forth the entire understanding of the Parties with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Seller Disclosure Schedule, the Buyer Disclosure Schedule, the other Schedules and the Exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in the Seller Disclosure Schedule, the Buyer Disclosure Schedule, or any Schedule or Exhibit shall have the meaning ascribed to such term in this Agreement.

10.3    Successors and Assigns. Except as set forth in Section 5.5(c), this Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of the other Parties (except by operation of Law) and shall be binding upon and shall inure to the benefit of the Parties, and their respective Representatives; provided that notwithstanding the foregoing, Buyer may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates or any purchaser of, or successor to, the Business or any part thereof; provided further that Buyer may assign any or all of its rights, obligations or Liabilities under this Agreement to any Party that merges with or acquires all or substantially all of the stock of Buyer or substantially all of the assets of Buyer to which this Agreement relates; provided further that any such assignment by Buyer shall not relieve Buyer of its obligations under this Agreement. In addition, Seller may assign its rights under this Agreement in connection with the Contingent Payments set forth in Section 1.6 (including the rights to receive such payments or to enforce the terms hereof relating to such payments) to any Person. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

10.4    Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

10.5    Expenses and Fees. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement or any of the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

10.6    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

10.7    Submission to Jurisdiction. Each of the Parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.8	Dispute Resolution.

(a)    Except as otherwise expressly provided in Section 5.3(e) and 10.8, in the event of any dispute, claim or controversy (a “Dispute”) relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Section 10.8, the Parties shall attempt to settle such Dispute in the first instance by mutual discussions between representatives of senior management of each Party. Within five (5) Business Days of the receipt by a Party or Parties of a notice from another Party or Parties of the existence of a Dispute (the “Dispute Notice”), the receiving Party or Parties shall submit a written response to the other Party or Parties (the “Dispute Response”). Both the Dispute Notice and the Dispute Response shall include (i) a statement of each disputing Party’s position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 10.8(a). Within five (5) Business Days of receipt of the Dispute Response, the designated executives shall meet (including by teleconference or video conference) and attempt to resolve the Dispute. All communications made in connection with this clause shall be confidential and shall not be referred to, or admissible for any purpose, in any subsequent proceedings. If any Dispute is not resolved within twenty (20) days of receipt of the Dispute Notice (or within such longer period as to which the Parties have agreed in writing), then the Dispute shall be submitted to mediation in accordance with Section 10.8(b).

(b)    If any Dispute is not timely resolved by negotiation pursuant to Section 10.8(a), such Dispute shall be submitted to JAMS for mediation. The location of the mediation shall be New York, New York. Each Party shall provide to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The Parties covenant that they will Participate in the mediation in good faith, and that they will share equally in its costs. If no mediator has been agreed upon by all the disputing Parties within ten (10) days submission of the Dispute to JAMS for mediation, then either Party may request that JAMS appoint a mediator.
All communications made in connection with this clause shall be confidential and shall not be referred to, or admissible for any purpose, in any subsequent proceedings. If the Dispute has not been resolved within ninety (90) days after receipt by a Party of the Notice in accordance with Section 10.8(a) herein, then, on the request of any Party, the Dispute shall be referred to litigation in a court of competent jurisdiction in accordance with Section 10.6 and Section 10.7.

10.9    Severability. If any provision of this Agreement (including those contained in Section 5.3) or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

10.10    Amendment; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

10.11    Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any Party or any other Person, other than the Parties, the Buyer Indemnified Parties and the Seller Indemnified Parties.

10.12    Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

10.13    Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the transactions contemplated hereby and is not relying on any representation or statements made by any other Party as to such tax consequences.

10.14    Currency. Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

10.15    Specific Performance. Except as set forth in Section 8.7, the rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the day and year first written above.

PTC THERAPEUTICS, INC.

By: /s/ Stuart W. Peltz Name: Stuart W. Peltz
Title: Chief Executive Officer

MARATHON PHARMACEUTICALS, LLC

By: /s/ Jeffrey Aronin Name: Jeffrey Aronin
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

BILL OF SALE

This Bill of Sale (this “Bill of Sale”), dated [●], 2017, is executed and delivered by Marathon Pharmaceuticals, LLC, a Delaware limited liability company (“Seller”), to PTC Therapeutics, Inc., a Delaware corporation (“Buyer”). All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement, dated March [●], 2017, between Buyer and Seller (the “Agreement”). Buyer and Seller may be referred to in this Bill of Sale each as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the Agreement, Seller has agreed to sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) to Buyer the Acquired Assets, and Buyer has agreed to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Upon the terms, and subject to the conditions, of the Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases, acquires and accepts, to have and to hold forever, all of Seller’s right, title and interest in, to and under all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

2.Seller hereby covenants and agrees that it will, at the reasonable request of Buyer and without further consideration, execute and deliver, and will cause its employees to execute and deliver, such other instruments of sale, assignment and transfer, and take such other action, as may reasonably be necessary to more effectively sell, assign, transfer and deliver to, and vest in, Buyer, good, clear, record and marketable title to the Acquired Assets hereby sold, assigned, transferred and delivered, or intended so to be, and to put Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of the Agreement.

3.Seller, by its execution of this Bill of Sale, and Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any Party under the Agreement shall be deemed to be superseded, enlarged, modified, waived or altered in any way by this instrument. In the event of any conflict between the Agreement and this Bill of Sale, the terms of the Agreement shall control.

4.This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. All disputes arising under or in connection with this Bill of Sale or the breach, termination or validity hereof shall be finally settled in accordance with Section 10.8 of the Agreement.

5.This Bill of Sale may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Bill of Sale may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

6.This Bill of Sale shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed by their duly authorized officers as of the date first above written.

MARATHON PHARMACEUTICALS, LLC
By: ________________________________
Name:
Title:

ACCEPTED
PTC THERAPEUTICS, INC.
By: ________________________________
Name:
Title:

[Signature Page to Bill of Sale]

EXHIBIT B

PATENT ASSIGNMENT

THIS ASSIGNMENT OF PATENTS (this “Assignment”), including all schedules attached hereto, is made effective [●], 2017, between Marathon Pharmaceuticals, LLC, a Delaware limited liability company (“Assignor”), and PTC Therapeutics, Inc., a Delaware corporation (“Assignee”). Assignor and Assignee may be referred to in this Assignment each as a “Party” and collectively as the “Parties.”

WHEREAS, Assignor and Assignee are parties to an Asset Purchase Agreement, dated March [●], 2017 (the “Agreement”); and

WHEREAS, pursuant to the Agreement, Assignor has agreed to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of, certain Patent Rights primarily used in Assignor’s exploitation of any of the Products, Assignor’s exploitation of the Seller Internal Systems and Assignor’s conduct of the Business, including, but not limited to, those identified on Schedule A hereto (all of the foregoing being referred to herein as the “Assigned Patents”).

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.All capitalized terms not otherwise defined herein, as used in this Assignment, shall have the respective meanings ascribed to such terms in the Agreement.

2.Assignor hereby transfers and assigns to Assignee, and Assignee hereby accepts the transfer and assignment of, all of Assignor’s right, title and interest in, to and under the Assigned Patents, including (i) all rights in applications anywhere in the world claiming priority thereto, (ii) all rights to claim priority thereto, (iii) all reissues, continuations, continuations-in- part, divisionals, reexaminations and foreign equivalents thereof, (iv) all letters patent that may be granted on any of the patent applications included therein, (v) all income and payments now or hereafter due or payable with respect thereto, (vi) all causes of action in law or equity relating thereto, and (vii) all rights to sue, counterclaim and recover for past, present and future infringement of the rights assigned, the same to be held and enjoyed by Assignee, its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made.

3.Assignor further agrees to execute such further documents reasonably required by Assignee to secure and enforce the rights granted to Assignee under this Assignment.

4.Assignee may record this Assignment with the United States Patent and Trademark Office (“USPTO”) and with comparable offices in other jurisdictions throughout the world. All costs associated with any such registrations or recordations shall be paid by Assignee.

5.Assignor hereby authorizes and requests the Commissioner for Patents of the USPTO, and any official of any country or countries foreign to the United States whose duty it is to issue patents on applications as aforesaid, to issue all letters patent related to the Assigned

Patents to the Assignee, its successors, legal representatives and assigns, in accordance with the terms of this Assignment.

6.This Assignment shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. All disputes arising under or in connection with this Assignment or the breach, termination or validity hereof shall be finally settled in accordance with Section 10.8 of the Agreement.

8.This Assignment may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Assignment may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.Each of the Assignor and Assignee by its execution of this Assignment hereby acknowledges and agrees that neither the representations and warranties, nor the rights and remedies of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this Assignment. In the event of any conflict between the Agreement and this Assignment, the terms of the Agreement shall control.

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2

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed as of the date first written above.

MARATHON PHARMACEUTICALS, LLC
By: ________________________________
Name:
Title:

ACCEPTED
PTC THERAPEUTICS, INC.
By: ________________________________
Name:
Title:

EXHIBIT C

TRADEMARK ASSIGNMENT

THIS ASSIGNMENT OF TRADEMARKS (this “Assignment”), including all schedules attached hereto, is made effective [●], 2017, between Marathon Pharmaceuticals, LLC, a Delaware limited liability company (“Assignor”), and PTC Therapeutics, Inc., a Delaware corporation (“Assignee”). All capitalized terms not otherwise defined herein, as used in this Assignment, shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, Assignor and Assignee are parties to an Asset Purchase Agreement, dated March [●], 2017 (the “Agreement”); and

WHEREAS, pursuant to the Agreement, Assignor has agreed to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of, all of Assignor’s Trademarks primarily used in Assignor’s exploitation of any of the Products, Assignor’s exploitation of Seller Internal Systems and Assignor’s conduct of the Business, including, but not limited to, the trademarks listed on Schedule A attached hereto (all of the foregoing being referred to herein as the “Assigned Trademarks”).

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee, the entire right, title and interest in and to the Assigned Trademarks.

Assignor further agrees, for itself, its successors and assigns, to execute such further documents and to perform such further lawful acts as may reasonably be requested by Assignee to effectuate this assignment.

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[Page 1 of Trademark Assignment]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the date first written above.

MARATHON PHARMACEUTICALS, LLC
By: ________________________________
Name:
Title:

ACCEPTED
PTC THERAPEUTICS, INC.
By: ________________________________
Name:
Title:

EXHIBIT D

COPYRIGHT ASSIGNMENT

THIS ASSIGNMENT OF COPYRIGHTS (this “Assignment”), including all schedules attached hereto, is made effective [●], 2017, between Marathon Pharmaceuticals, LLC, a Delaware limited liability company (“Assignor”), and PTC Therapeutics, Inc., a Delaware corporation (“Assignee”). Assignor and Assignee may be referred to in this Assignment each as a “Party” and collectively as the “Parties.”

WHEREAS, Assignee and Assignor are parties to an Asset Purchase Agreement, dated
March [●], 2017 (the “Agreement”); and

WHEREAS, pursuant to the Agreement, Assignor has agreed to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of, all of Assignor’s worldwide rights and interests existing on the date hereof in and to all works of authorship and copyrights primarily used in Assignor’s exploitation of any of the Products, Assignor’s exploitation of Seller Internal Systems and Assignor’s conduct of the Business, and all registrations, applications for registration and licenses therefor, together with all ancillary rights thereto, including, but not limited to, the registered and unregistered copyrights listed on Schedule A attached hereto (all of the foregoing being referred to herein as the “Copyrights”).

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.All capitalized terms not otherwise defined herein, as used in this Assignment, shall have the respective meanings ascribed to such terms in the Agreement.

2.Assignor hereby transfers and assigns to Assignee, and Assignee hereby accepts the transfer and assignment of, all of Assignor’s worldwide right, title and interest in, to and under the Copyrights, and all rights to sue for infringement of any Copyright, the same to be held and enjoyed by Assignee, its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made.

3.Assignor further agrees to execute such further documents reasonably required by Assignee to secure and enforce the rights granted to Assignee under this Assignment.

4.This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. All disputes arising under or in connection with this Assignment or the breach, termination or validity hereof shall be finally settled in accordance with Section 10.8 of the Agreement.

5.This Assignment shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

6.This Assignment may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Assignment may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

7.Each of Assignor and Assignee by its execution of this Assignment hereby acknowledges and agrees that neither the representations and warranties, nor the rights and remedies of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this Assignment. In the event of any conflict between the Agreement and this Assignment, the terms of the Agreement shall control.

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2

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed as of the date first written above.

MARATHON PHARMACEUTICALS, LLC
By: ________________________________
Name:
Title:

ACCEPTED
PTC THERAPEUTICS, INC.
By: ________________________________
Name:
Title:

EXHIBIT E – FORM OF SELLER FDA LETTER
[MARATHON LETTERHEAD]

[●], 2017

[●]
[Title]
Center for Drug Evaluation and Research Food and Drug Administration
5901-B Ammendale Road Beltsville, MD 20705-1266

RE:    Product Correspondence – Change in Ownership of
NDA [208684/208685] and Corresponding Orphan-Drug Designations [deflazacort]

Dear [●]:

In accordance with 21 CFR § 314.72, and as described further below, Marathon Pharmaceuticals, LLC is hereby notifying the Food and Drug Administration (the “Agency”) that ownership of and all rights in the above-referenced New Drug Application (the “NDA”) have been transferred to PTC Therapeutics, Inc.

Also, in accordance with 21 CFR § 316.27, and as described further below, Marathon Pharmaceuticals, LLC is hereby notifying the Agency that ownership of and all rights in the above-referenced orphan-drug designations have been transferred to PTC Therapeutics, Inc. and that a complete copy of the request for orphan-drug designation, including any amendments to the request, supplements to the granted request, and correspondence relevant to the orphan-drug designation, has been provided to PTC Therapeutics, Inc.

The effective date of the change of ownership and transfer of the NDA and corresponding orphan-drug designations is [●], 2017.

Contact information for the new application and corresponding orphan-drug designations owner is:

[PTC Contact Information]

A copy of the letter accepting ownership and full responsibility for the NDA and corresponding orphan-drug designations is provided with this transmittal and will be provided in the original to your office under separate cover by PTC Therapeutics, Inc..

If you have any questions regarding this submission, please feel free to contact me in writing, or by telephone at [●], or by e-mail at [●].

Sincerely,

[Name] [Title]

EXHIBIT F – FORM OF BUYER FDA LETTER

[PTC LETTERHEAD]

[●], 2017

[●]
[Title]
Center for Drug Evaluation and Research Food and Drug Administration
5901-B Ammendale Road Beltsville, MD 20705-1266

RE:    Product Correspondence – Change in Ownership of
NDA [208684/208685] and Corresponding Orphan-Drug Designations [deflazacort]

Dear [●]:

In accordance with 21 CFR § 314.72, PTC Therapeutics, Inc. herewith notifies the Food and Drug Administration (the “Agency”) that it has accepted full ownership of and all rights in the above-referenced New Drug Application (the “NDA”) from Marathon Pharmaceuticals, LLC, the former owner of the NDA.

Also, in accordance with 21 CFR § 316.27, PTC Therapeutics, Inc. herewith notifies the Agency that it has accepted full ownership of and all rights in the above-referenced corresponding orphan-drug designations from Marathon Pharmaceuticals, LLC, the former owner of the orphan-drug designation.

The effective date of the change of ownership and transfer of the NDA and corresponding orphan-drug designations is [●], 2017.

Contact information for the new application and corresponding orphan-drug designations owner is:

PTC Therapeutics, Inc.
[PTC CONTACT INFORMATION]

A copy of Marathon Pharmaceuticals, LLC’s letter notifying the Agency of this transfer of ownership of the NDA and corresponding orphan-drug designations to PTC Therapeutics, Inc. is provided with this transmittal and will be provided in the original to your office under separate cover by Marathon Pharmaceuticals, LLC.

As provided under 21 CFR § 314.72(a)(2)(i), PTC Therapeutics, Inc. commits to all agreements, promises and conditions made by Marathon Pharmaceuticals, LLC that are contained in the NDA. PTC Therapeutics, Inc. further agrees to advise the Agency of any change in the conditions in the approved application pursuant to 21 CFR § 314.70.

As required under 21 CFR § 314.72(a)(2)(iii), PTC Therapeutics, Inc. declares that it has a complete copy of the NDA, including all supplements and records that are required to be kept under 21 CFR § 314.81, and PTC Therapeutics, Inc. is not requesting a copy of the NDA from the Agency’s files.

As required under 21 CFR § 316.27(a)(2)(ii), PTC Therapeutics, Inc. declares that it has a complete copy of the request for orphan-drug designations including any amendments to the request, supplements to the granted request, and correspondence relevant to the orphan-drug designation.

Enclosed are a completed copy of Form 356h to accomplish the transfer of the NDA and copies of all relevant agreements between PTC Therapeutics, Inc. and Marathon Pharmaceuticals, LLC relevant to the transfer of the orphan-drug designations. If you have any questions regarding this submission, please feel free to contact me in writing, or by telephone at [●], or by e-mail at [●].

Sincerely,

[Name] [Title]

EXHIBIT G-1

INSTRUMENT OF ASSUMPTION

THIS INSTRUMENT OF ASSUMPTION OF LIABILITIES (this “Instrument”), dated
[●], 2017, is made by PTC Therapeutics, Inc., a Delaware corporation (“Buyer”), in favor of Marathon Pharmaceuticals, LLC, a Delaware limited liability company (“Seller”). All capitalized words and terms used in this Instrument and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement, dated March [●], 2017, between Buyer and Seller (the “Agreement”). Buyer and Seller may be referred to in this Instrument each as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the Agreement, Seller has agreed to sell, assign, transfer and deliver to Buyer the Acquired Assets; and

WHEREAS, in partial consideration therefor, the Agreement requires Buyer to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agrees as follows:

1.Upon the terms, and subject to the conditions, of the Agreement and in connection with the sale, assignment, transfer and delivery by Seller to Buyer of the Acquired Assets pursuant to the Agreement, Seller hereby conveys, assigns and transfers to Buyer, and Buyer hereby assumes and agrees to perform, pay and otherwise discharge all of the Assumed Liabilities.

2.Buyer does not hereby assume or agree to perform, pay or discharge, and Seller shall remain unconditionally liable for, any and all Liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of any member of the Seller Group which are not Assumed Liabilities.

3.Nothing contained herein shall require Buyer to perform, pay or discharge any liability, obligation or commitment expressly assumed by Buyer herein so long as Buyer in good faith contests or causes to be contested the amount or validity thereof.

4.This Instrument shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

5.This Instrument shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. All disputes arising under or in connection with this Instrument or the breach, termination or validity hereof shall be finally settled in accordance with Section 10.8 of the Agreement.

6.This Instrument may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Instrument may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

7.Buyer, by its execution of this Instrument, and Seller, by its acceptance of this Instrument, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of either Party under the Agreement shall be deemed to be superseded, enlarged, modified, waived or altered in any way by this Instrument. In the event of any conflict between the Agreement and this Instrument, the terms of the Agreement shall control.

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2

IN WITNESS WHEREOF, the Parties have caused this Instrument to be executed by their duly authorized officers as of the date first written above.

MARATHON PHARMACEUTICALS, LLC
By: ________________________________
Name:
Title:

PTC THERAPEUTICS, INC.
By: ________________________________
Name:
Title:

[Signature Page to Instrument of Assumption]

EXHIBIT G-2

INSTRUMENT OF ASSUMPTION AND ASSIGNMENT OF RIGHTS

THIS INSTRUMENT OF ASSUMPTION OF LIABILITIES (this “Instrument”), dated
[●], 2017, is among PTC Therapeutics, Inc., a Delaware corporation (“Buyer”), Marathon Pharmaceuticals, LLC, a Delaware limited liability company (“Seller”), and AEI Pharma, LLC, a Delaware limited liability company (“AEI Pharma”). All capitalized words and terms used in this Instrument and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement, dated March [●], 2017, between Buyer and Seller (the “Agreement”). Buyer and Seller may be referred to in this Instrument each as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the Agreement, Seller has agreed to sell, assign, transfer and deliver to Buyer the Acquired Assets;

WHEREAS, in partial consideration therefor, the Agreement requires Buyer to assume, to the extent relating to the Product, the Acquired Assets or the conduct of the Business after the Closing Date, all obligations arising after the Closing with respect to that certain Asset Purchase Agreement, made and entered into as of January 31, 2013, by and between Seller and AEI Pharma, as assignee of Norphan Pharmaceuticals, Inc., a Delaware corporation (as assigned, the “Norphan Agreement”) relating to Emflaza (deflazacort) (the “Assumed Norphan Liabilities”), provided that, the Assumed Norphan Liabilities shall not encompass any liabilities under the Norphan Agreement (a) which relate to any breach of contract, breach of warranty, tort, infringement or violation of Law arising prior to the Closing, (b) which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand arising prior to Closing or (c) which relate to any product other than Emflaza (deflazacort) (collectively, the “Retained Norphan Liabilities”); and

WHEREAS, the Agreement also requires Seller to assign to Buyer all of Seller’s rights under the Norphan Agreement to the extent relating to the Product, the Acquired Assets or the conduct of the Business after the Closing Date.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agrees as follows:

1.Upon the terms, and subject to the conditions, of the Agreement and in connection with the sale, assignment, transfer and delivery by Seller to Buyer of the Acquired Assets pursuant to the Agreement, Seller hereby conveys, assigns and transfers to Buyer, and Buyer hereby assumes and agrees to perform, pay and otherwise discharge, in accordance with their respective conditions, all of the Assumed Norphan Liabilities; provided, that Buyer shall not be deemed to assume, and shall not assume or have any responsibility for any, and Seller shall retain all, of the Retained Norphan Liabilities.

2.Upon the terms, and subject to the conditions, of the Agreement and in connection with the sale, assignment, transfer and delivery by Seller to Buyer of the Acquired Assets pursuant to the Agreement, Seller hereby conveys, assigns and transfers to Buyer, and Buyer hereby accepts the transfer and assignment of, all of Seller’s rights under the Norphan Agreement to the extent relating to the Product, the Acquired Assets or the conduct of the Business after the Closing Date (the “Assigned Rights”).

3.Seller further agrees to execute such further documents reasonably required by Buyer to secure and enforce the rights granted to Buyer under this Instrument.

4.AEI Pharma hereby consents to the assignment to, and the assumption by, Buyer of the Assumed Norphan Liabilities, but not the Retained Norphan Liabilities, and to the assignment to Buyer of the Assigned Rights, such that, after the effective date of such assignment and assumption, it shall be as if two (2) separate and distinct contracts exist – one contract between Buyer and AEI Pharma with respect to the Assumed Norphan Liabilities and the Assigned Rights and the other contract between Seller and AEI Pharma with respect to the Retained Norphan Liabilities.

5.This Instrument shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

6.This Instrument shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. All disputes between the Parties arising under or in connection with this Instrument or the breach, termination or validity hereof shall be finally settled in accordance with Section 10.8 of the Agreement.

7.This Instrument may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that each party need not sign the same counterpart. This Instrument may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

8.Buyer, by its execution of this Instrument, and Seller, by its acceptance of this Instrument, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of either Party under the Agreement shall be deemed to be superseded, enlarged, modified, waived or altered in any way by this Instrument. In the event of any conflict between the Agreement and this Instrument, the terms of the Agreement shall control.

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2

IN WITNESS WHEREOF, the parties have caused this Instrument to be executed as of the date first written above.

MARATHON PHARMACEUTICALS, LLC
By: ________________________________
Name:
Title:

PTC THERAPEUTICS, INC.
By: ________________________________
Name:
Title:

ACKNOWLEDGED AND AGREED:

AEI PHARMA, LLC
By: ________________________________
Name:
Title:

[Signature Page to Instrument of Assumption]

EXHIBIT H

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of [●], 2017, by and between PTC Therapeutics, Inc., a Delaware corporation (“Buyer”), and Marathon Pharmaceuticals, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used in this Agreement but not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement (as defined herein).

WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement, dated March [●], 2017 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell, assign, transfer and deliver to Buyer all right, title and interest in, to and under the Acquired Assets, and Buyer has agreed to assume the Assumed Liabilities; and

WHEREAS, in order to ensure an orderly transition of the Business to Buyer, Buyer and Seller have agreed to enter into this Agreement, pursuant to which Seller will provide, or cause a Service Provider to provide, Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.0 SERVICES

Section 1.1 Provision of Services. In order to facilitate the commercial launch of the Products, Seller will, and will cause its Affiliates (each, a “Service Provider”) to, to the extent permissible under applicable Law, allow Buyer to rely upon and/or reference Seller’s pharmacy licenses (the “Licenses”) relating to the Products (the “Services”).

Section 1.2 Exclusions. Notwithstanding anything herein to the contrary, in no event shall any Service Provider be obligated to (a) provide any Services that would be unlawful for such Service Provider to provide or that would require such Service Provider to violate any applicable Law, (b) hire any additional employees to perform the Services or maintain the employment of any specific employee, (c) purchase, lease or license any additional equipment or software, (d) create or supply any documentation or information not currently existing or readily available except for documentation or information that results from the performance of any Service as such Service was performed prior to the date hereof, or (e) take any actions that would result in the breach of any contract.

2.0 COMPENSATION

Section 2.1 Responsibility for Wages and Fees. For such time as any Service Provider is providing the Services to Buyer under this Agreement, (a) employees of such Service Provider will remain employees of such Service Provider, and shall not be deemed to be employees of Buyer for any purpose, and (b) such Service Provider shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 2.2 Consideration for Services. Seller shall provide the Services for no additional consideration. Buyer shall reimburse Seller for all reasonable and documented out-of- pocket costs incurred by Seller in providing Services (“Out-of-Pocket Fees”). Seller shall invoice Buyer at the end of each month, during the period beginning on the date hereof and ending on the latest End Date, for the applicable Out-of-Pocket Fees. Buyer shall pay the Out-of-Pocket Fees invoiced by Seller (other than any portion of the applicable Out-of-Pocket Fees contested in good faith by Buyer as set forth in an Invoice Dispute Notice (as defined herein)) within thirty (30) calendar days after its receipt of the corresponding invoice (the “Due Date”). In the event of a dispute with respect to the amount of any Out-of-Pocket Fee, Buyer shall deliver to Seller an Invoice Dispute Notice. Amounts not properly disputed in an Invoice Dispute Notice shall be deemed accepted and shall be paid in full by the Due Date. The parties shall endeavor to settle all invoice disputes promptly and in good faith. As used herein, “Invoice Dispute Notice” means a written notice delivered to Seller no later than two (2) Business Days prior to the Due Date with respect to the disputed invoice listing all disputed items and providing a reasonably detailed description of each dispute. Interest shall accrue on any amount which continues to be due (and is not properly disputed on the terms set forth above) and owing during the period following the applicable Due Date at a rate of ten percent (10%) per annum.

Section 2.3 Terminated Services. Upon termination of this Agreement, Seller shall have no further obligation to provide (or cause to be provided) the applicable terminated Services and Buyer will have no obligation to pay any future compensation relating to such Services (other than Out-of-Pocket Fees relating to Services provided prior to the termination or expiration of this Agreement).

3.0 TERMINATION

Section 3.1 Termination of Agreement. Subject to Section 3.2, this Agreement shall terminate in its entirety on the earlier to occur of (i) December 31, 2017, (ii) the termination of this Agreement in accordance with Section 3.2 or (iii) upon the mutual agreement of the parties.

Section 3.2 Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed to perform any of its material obligations under this Agreement, and such failure shall have continued without cure for a period of fifteen (15) calendar days after receipt by the Breaching Party of written notice of such failure from the Non-Breaching Party seeking to terminate this Agreement; provided, that this Agreement shall not terminate at the end of such fifteen (15) day period if such breach cannot be cured during such period and the Breaching Party commences and diligently pursues actions to cure such breach within such period, in which case the Breaching Party shall have an additional fifteen (15) day period to cure such breach before termination shall become effective.

Section 3.3 Effect of Termination. Upon termination of this Agreement in its entirety, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.3, Article

4.1    , Article 5.0 and Article 6.0, which shall survive any termination or expiration of this Agreement.

4.0 CONFIDENTIALITY

Section 4.1 Confidentiality. Nothing contained in this Agreement shall affect the continuing applicability of the Confidentiality Agreement pursuant to Section 4.2(c) of the Purchase Agreement.

5.0 LIABILITY

Section 5.1 Indemnification by Seller. Seller shall indemnify and hold Buyer harmless against any damages, costs and expenses (including reasonable attorneys’ fees) arising from (a) the bad faith or intentional misconduct of Seller in connection with the provision of any Services or (b) the material breach by Seller of any of its obligations hereunder, in each case, other than to the extent caused by any act or omission of Buyer, including, but not limited to, Buyer’s failure to provide adequate access to its premises or Buyer’s breach of its obligations hereunder and subject to the right to cure pursuant to Section 3.2; provided, that Seller shall not be liable to Buyer for any lost profits, diminution in value or consequential, incidental, indirect, special, exemplary or punitive damages.

Section 5.2 Indemnification by Buyer. Except to the extent of Seller’s bad faith or intentional misconduct or the material breach by Seller of any of its obligations hereunder, Buyer shall indemnify and hold Seller and its Affiliates harmless against any damages, costs and expenses (including reasonable attorneys’ fees) arising from (a) any use of the Licenses by Buyer or its Affiliates in violation of applicable Law, and (b) the material breach by Buyer of any of its obligations hereunder.

Section 5.3 Procedures. The provisions of Article VIII of the Purchase Agreement shall govern claims for indemnification under this Agreement.

6.0 MISCELLANEOUS

Section 6.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by electronic mail or by nationally recognized overnight courier service, as follows:

(a)	If to Buyer:
Marathon Pharmaceuticals, LLC 133 Skokie Blvd.
Northbrook, Illinois 60062 Attention: General Counsel

(b) If to Seller:
PTC Therapeutics Inc. 100 Corporate Court South Plainfield, NJ 0708 Attention: Mark E. Boulding legal@ptcbio.com or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (a) as of the date so personally delivered or emailed, (b) one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, and (c) if given by any other means, shall be deemed given only when actually received by the addressees.

Section 6.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.3 Rules of Construction. The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement, and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.4 Entire Agreement. This Agreement and the Purchase Agreement (including the documents and instruments referred to herein and therein and the exhibits and schedules attached hereto and thereto) set forth the entire understanding of the parties with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 6.5 Jurisdiction; Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

Section 6.6 Submission to Jurisdiction. Each party to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1. Nothing in this Section 6.6, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 6.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

Section 6.8 Equitable Relief. The parties hereto agree that, in the event of any breach or threatened breach by another party of any covenant or obligation contained in this Agreement, the Non-Breaching Party shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The parties further agree that neither the other party, nor any other Person, shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.8, and both parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.9 Expenses. Except as otherwise specified herein or in the Purchase Agreement, each party shall pay its own costs and expenses relating to this Agreement and the negotiations leading up to the execution of this Agreement.

Section 6.10 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other party (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties, and their respective Representatives; provided, that notwithstanding the foregoing, Buyer may assign any or all of its rights or obligations hereunder to any purchaser of, or successor to, the Business or any part thereof; provided, further, that Buyer may assign any or all of its rights or obligations under this Agreement to any party that merges with or acquires all or substantially all of the assets of Buyer to which this Agreement relates. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

Section 6.11    Absence of Third Party Beneficiary Rights. Except as set forth in Section
5.1    and Section 5.2, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer,

Affiliate, stockholder, officer, director, employee or partner of any party or any other Person, other than the parties hereto.

Section 6.12 Relationship of the Parties. It is expressly agreed that Seller, on the one hand, and Buyer, on the other hand, shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Seller, on the one hand, nor Buyer, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

Section 6.13 Amendment; Waiver. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 6.14 Counterparts. This Agreement may be executed in multiple counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be signed as of the date that appears in its first paragraph.

PTC THERAPEUTICS, INC.

By:     Name:     Title:

MARATHON PHARMACEUTICALS, LLC

By:     Name:     Title:

EXHIBIT I

IRREVOCABLE PROXY

THIS IRREVOCABLE PROXY is entered into as of [●], 2017, by and between PTC Therapeutics, Inc., a Delaware corporation (the “Corporation”) and [●], a [●][●] (“Stockholder”).

WHEREAS, Marathon Pharmaceuticals, LLC (“Seller”), has transferred to Stockholder [     ] shares of common stock, $0.001 par value per share, of the Corporation (the “Acquired Common Stock”) that Seller owns;

WHEREAS, Seller and the Corporation are parties to that certain Asset Purchase Agreement, dated [●], 2017 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to cause Stockholder, and Stockholder has agreed, to irrevocably appoint the Corporation and any individuals designated by the Corporation, as the attorneys, agents and proxies of Stockholder with respect to the Acquired Common Stock.
NOW THEREFORE, in consideration of the foregoing, Stockholder agrees as follows: Stockholder hereby appoints the Corporation and any individuals designated by the
Corporation (the “Proxies”), and each of them individually, as attorneys, agents and proxies, with full power of substitution and re-substitution in each of them, for Stockholder, and in the name, pleace and stead of Stockholder, to vote (or cause to be voted) with respect to all Acquired Common Stock, which Stockholder would otherwise be entitled to vote (upon issuance to it, if applicable), as fully as Stockholder could vote and give consents in person at any annual or special meeting of stockholders of the Corporation or with respect to any actions taken by the written consent of stockholders of the Corporation, upon any and all matters to come before the stockholders of the Corporation, but specifically excluding those matters pertaining to (a) any transaction which would result in a Change of Control of the Corporation or (b) any liquidation or dissolution of the Corporation, which vote or written consent shall be exercised either in favor of an action or in opposition to an action, as designated by the Proxies.

Stockholder hereby acknowledges that this proxy is irrevocable and is given for valuable consideration and is coupled with an interest and binding on any successor in interest of such Stockholder and shall not be terminated by operation of Law upon the occurrence of any event.

This proxy shall be deemed to have been made and given at [●], 2017, and shall be interpreted in accordance with the laws of the Delaware General Corporation Law. This proxy shall be in effect irrevocably until the earlier of the expiration or termination of the Restricted Period (as defined in the Purchase Agreement) and, with respect to any share of Acquired Common Stock, the Disposition (as defined in the Purchase Agreement) of such share to a Third Party not in violation of the Purchase Agreement.

For purposes of this Irrevocable Proxy:

“Change of Control” means (i) the acquisition by any Third Party of more than fifty percent (50%) of the common stock of the Corporation or all or substantially all the consolidated assets of the Corporation; (ii) any merger, consolidation or similar business combination pursuant to which more than fifty percent (50%) of the outstanding common stock of the Corporation would be converted into cash or securities of such person or group; or (iii) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

“Third Party” means any Person other than the Stockholder and any person or entity controlling, controlled by, under common control with, the Stockholder. As used herein, “controlling”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of an entity, whether through the ownership of the voting interests of such entity, through contract or otherwise.

IN WITNESS WHEREOF, the undersigned has caused this Irrevocable Proxy to be executed by its duly authorized officer as of the date first written above.

[●]

By:     Name:     Title:

[Signature Page to Irrevocable Proxy]

EXHIBIT J

[Date]

American Stock Transfer & Trust Company, LLC 6201 15th Avenue
Brooklyn, New York 11291

Attention: [ ] PTC Therapeutics, Inc. Ladies and Gentlemen:
We are counsel for PTC Therapeutics, Inc. (the “Company”) and have been requested to furnish to you an opinion with respect to certain securities sold by Marathon Pharmaceuticals, LLC (the “Seller”).

As a basis for this opinion, we have received and reviewed copies of the following documents:

1.
The Seller's Notice on Form 144, which, we have been advised, was transmitted for filing by the Seller with the Securities and Exchange Commission and any required national securities exchange on [     ], 20[_].

2.
A letter from the Seller to the Company dated [     ], 20[_] providing information related to the securities sold by the Seller and representing, among other things, that a period of at least six months (as determined in accordance with paragraph (d) of Rule 144) has elapsed since the date on which the securities were most recently acquired from the Company or from an affiliate of the Company and, if acquired by purchase, since the date on which payment of the full purchase price was made[, and that the Seller is not, and has not been within the past three months, an “affiliate” of the Company, as that term is defined in paragraph (a)(1) of Rule 144, and sold the securities pursuant to paragraph (b)(1) of Rule 144].

3.
A letter from [     ] (the “Broker”) dated [     ], 20[_] certifying that the sale was made in compliance with the “manner of sale” requirements of paragraph (f) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”).

We have been notified that the Seller sold [         ] shares of the Common Stock of the Company (the “Shares”) pursuant to Rule 144 on [     ] and that the Seller has delivered to the Broker certificate[s] number[ed] [     ] representing [         ] shares of the Common Stock of the Company registered in the name of the Seller (the “Certificate”). We have assumed, without investigation, that the Shares were not initially issued by a “shell company,” as described in paragraphs (i)(1)(i) and (ii) of Rule 144. We also have been advised that the Company is in compliance with the current public information requirements of paragraph (c) of Rule 144.

On the basis of the foregoing and assuming the accuracy of the representations of the Seller, the Broker and the Company, it is our opinion that the sale of the Shares by the Seller complied with Rule 144 and that the Shares may be transferred without compliance with the registration requirements of the Act.

Any restrictive legend or stop order relating to the Certificate may be removed, and a new, unlegended certificate for the Shares may be issued. The stop order in effect with respect to the balance of the shares, if any, covered by the Certificate and not sold in this transaction under Rule 144 should remain in effect, and any new certificate representing such shares should bear the same restrictive legend as the Certificate.

Any questions concerning the foregoing opinion should be communicated to [     ] of this firm.

Very truly yours,

By:

cc:	Marathon Pharmaceuticals, LLC PTC Therapeutics, Inc.
[Broker]

EXHIBIT J

[Date]
American Stock Transfer & Trust Company, LLC 6201 15th Avenue
Brooklyn, New York 11291 Attention:    [     ]
Re:    PTC Therapeutics, Inc.

Ladies and Gentlemen:

We are counsel for PTC Therapeutics, Inc. (the “Company”) and have been requested to furnish to you an opinion with respect to certain “restricted securities” owned by Marathon Pharmaceuticals, LLC (the “LLC”).

We understand that [     ] shares of the Common Stock of the Company owned by the LLC (the “Shares”) and represented by certificate[s] number[ed] [     ] registered in the name of the LLC (the “Certificate”) are to be distributed pro rata and without consideration therefor to the members of the LLC, which we assume to be “closely held for purposes of the federal securities laws.

As a basis for this opinion, we have received and reviewed a letter dated [     ] from the LLC to the Company providing certain information with respect to the LLC, its members, the Shares and the proposed distribution (the “Letter”). We understand that a copy of the Letter has been delivered to you. We have also reviewed such additional documents and information as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed, without investigation, that the Shares were not initially issued by a “shell company,” as described in paragraphs (i)(1)(i) and (ii) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”).

On the basis of the foregoing and assuming the accuracy of the representations of the LLC, it is our opinion that the Shares may be distributed to the members of the LLC in accordance with the Letter without compliance with the registration requirements of the Act.

[Any restrictive legend or stop order relating to the Certificate may be removed, and new, unlegended certificates may be issued to the members of the LLC in accordance with the instructions set forth in the Letter.]

[or]

[We call to your attention that all certificates issued to the members of the LLC in accordance with the instructions set forth in the Letter should bear the restrictive legend and be subject to the stop order currently in effect with respect to the Certificate.]

[or]

[We call your attention to the fact that certain of the members of the LLC, identified as such in the Letter, may be deemed to be “affiliates” of the Company as that term is defined in paragraph (a)(1) of Rule 144 promulgated under the Act, and, therefore, the certificates issued to those members should bear the restricted legend and be subject to the stop order previously in effect with respect to the Certificate. The certificates issued to the other members of the LLC in accordance with the instructions set forth in the Letter need not bear any restrictive legend.]

Any questions concerning the foregoing opinion should be communicated to [     ] of this firm.

Very truly yours,

By:

cc:	Marathon Pharmaceuticals, LLC PTC Therapeutics, Inc.

EXHIBIT K

SELLER’S LETTER PURSUANT TO RULE 144

Date:

PTC Therapeutics, Inc. c/o [ ]
[ADDRESS]

Attention:     Dear Sir/Madam:
The undersigned (the “Seller”) proposes to sell, pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”),    shares (the “Shares”) of common stock (the “Common Stock”) of PTC Therapeutics, Inc. (the “Company”). The Shares are currently “restricted securities” within the meaning of Rule 144, and the Seller desires to remove the restrictions on the Shares so as to consummate the sale.

To induce you to remove such restrictions, the Seller hereby represents, warrants and agrees that, except as set forth below:

1.The certificate(s) evidencing the Shares (the “Certificate”) are as follows:

Certificate Number    Date        Number of Shares        Registered Holder

If the Certificate represents a greater number of shares than those proposed to be sold at this time, it is understood that a new certificate for the balance of the shares which are not to be sold will be sent to the Seller with the same restrictive legend, if any, as is currently affixed to the Certificate.

2.	Accompanying this letter is a copy of the Seller’s Notice on Form 144. On
    , three copies of such Form 144 were mailed to the Securities and Exchange Commission and one copy was mailed to the principal national securities exchange (if any) on which the Shares are admitted to trading. The information contained in said Form 144 including, without limitation,

(a)	the information with respect to the approximate date of sale and number of shares to be sold,

(b)	the name and address of the broker through whom or market maker to whom the Shares are intended to be sold,

(c)	the information set forth in Table I of Form 144 with respect to the acquisition of the Shares, and

(d)
the information set forth in Table II of Form 144 with respect to the sales of securities of the Company during the past three months by the Seller, by all other persons who may be deemed to be the same person as the Seller pursuant to paragraph (a)(2) of Rule 144 and by all persons whose sales are required by paragraph (e)(3) thereof to be aggregated with sales of the Seller, is true, complete and correct and may be relied upon by you.

3.A period of at least six months (as determined in accordance with paragraph (d) of Rule 144) has elapsed since the date on which the Shares were most recently acquired from the Company or from an affiliate of the Company and, if acquired by purchase, since the date on which payment of the full purchase price was made.

4.[The amount of the Shares, together with all sales of securities of the same class sold for the account of the Seller within the preceding three months, does not exceed the maximum amount of such securities permitted to be sold by the Seller pursuant to paragraph (e) of Rule 144. The Seller does not intend to sell any additional shares of Common Stock through any other means until execution of cancellation of the sale of the Shares.]

[or]

[The Seller is not, and has not at any time in the past three months been, an “affiliate” of the Company within the meaning of paragraph (a)(1) of Rule 144, and proposes to sell the Shares pursuant to paragraph (b)(1) of Rule 144.]

5.The Seller has not agreed, and does not propose to agree, with any other person to act in concert for the purpose of selling any securities of the Company.

6.The Seller has not solicited or made any arrangement for the solicitation of, and will not solicit or make any arrangement for the solicitation of, buy orders in connection with or in anticipation of the proposed sale of the Shares, and is not aware of any such arrangements.

7.The Seller has not made, and will not make, any payment in connection with the proposed offer or sale of the Shares to any person other than the broker or dealer who executes the order to sell the Shares.

8.The Seller is not aware of any failure to meet any condition or requirement of Rule 144 so as to cause the proposed sale of the Shares to be a “distribution” or the Seller to be an “underwriter” within the meaning of Section 2(11) of the Act.

9.The Seller will obtain and furnish to you as promptly as possible a letter or letters from the broker through whom the Shares are proposed to be sold, or the market maker to whom the Shares are proposed to be sold, which will be in customary form and substance reasonably satisfactory to you and your counsel. It is agreed and understood that the Shares will be sold (a) in “brokers’ transactions,” as defined in Rule 144, (b) directly to a “market maker,” as defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended, or (c) in “riskless principal transactions” meeting the requirements of paragraph (f)(1) of Rule 144.

10.The Seller has received a copy of Rule 144 and agrees that the sale of the Shares will be made in full compliance with the terms and provisions of Rule 144.

11.For the purposes hereof, “Seller” shall be deemed to include all persons referred to in paragraph 2(d) above.

The Company, its counsel and its transfer agent may rely upon the statements, representations and warranties made herein as if this letter had been addressed to them.

EXCEPTIONS: None, unless otherwise indicated here:     .

Very truly yours,

(Signature of Seller)

Please print or type name and address of Seller: [ADDRESS]

EXHIBIT K

Date:     PTC Therapeutics, Inc.
c/o [ ] [ADDRESS]

Attention:     Dear Sir/Madam:
The undersigned (the “LLC”) is the owner of    shares (the “Shares”) of common stock of PTC Therapeutics, Inc. (the “Company”) and intends to make a pro rata distribution of the Shares, without consideration therefor, to the members of the LLC (collectively, the “Members”). The Shares are presently subject to transfer restrictions, and the LLC desires to remove such restrictions in order to effect the distribution of the Shares.

The LLC hereby represents, warrants and agrees that:

1.The certificate(s) evidencing the Shares (the “Certificate”) are as follows:

Certificate Number    Date        Number of Shares        Registered Holder

If the Certificate represents a greater number of shares than those proposed to be transferred at this time, it is understood that a new certificate for the balance of the shares which are not to be transferred will be sent to the LLC with the same restrictive legend as is currently affixed to the Certificate.

2.The Shares are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended. [A period of at least one year (as determined in accordance with paragraph (d) of Rule 144) has elapsed since the date on which the Shares were most recently acquired from the Company or from an affiliate of the Company and, if acquired by purchase, since the date on which payment of the full purchase price was made.]

3.For the purpose of the representations contained herein, “LLC” shall include all of the persons listed in clauses (i), (ii) and (iii) of paragraph (a)(2) of Rule 144.

4.The Shares are being distributed pro rata, and without consideration therefor, to the Members. The LLC is “closely held” for purposes of the federal securities laws. Each of the

Members is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended).

5.[The name and address of each Member and the number of Shares to be distributed to such Member are set forth on Schedule A to this letter. No Member is, and at no time in the past three months has any Member been, an “affiliate” of the Company within the meaning of paragraph (a)(1) of Rule 144.]

[or]

[The name and address of each Member and the number of Shares to be distributed to such Member are set forth on Schedules A and B to this letter. No Member listed on Schedule A is, and at no time in the past three months has any such Member been, an “affiliate” of the Company within the meaning of paragraph (a)(1) of Rule 144. Each Member listed on Schedule B to this letter (collectively, the “Affiliate Members”) may be deemed to be an “affiliate” of the Company. The LLC acknowledges that the restrictive legend and stop order in effect with respect to the Shares to be distributed to the Affiliate Members will continue to be in effect.]

The Company, its counsel and its transfer agent may rely upon the statements, representations and warranties made herein as if this letter had been addressed to them.

Very truly yours,

(Signature)

Schedule A

(Restrictive Legend Will Be Removed)

Member and Address    Shares to be Distributed

[Schedule B]

(Restrictive Legend Will Not Be Removed)

Member and Address    Shares to be Distributed